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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1040 Spring Street
Silver Spring, MD 20910

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The 2015 annual meeting of shareholders of United Therapeutics Corporation will be held at our co-headquarters located at 55 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709, on Friday, June 26, 2015, at 9:00 a.m. local time for the following purposes:

  1.
  To elect the four Class I directors named in the Proxy Statement and nominated by our Board of Directors to serve three-year terms until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified or until their office is otherwise vacated;

  2.
  To vote on an advisory resolution to approve executive compensation;

  3.
  To approve the United Therapeutics Corporation 2015 Stock Incentive Plan;

  4.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015; and

  5.
  To consider and act upon such other business as may properly come before the annual meeting of shareholders and any adjournment or postponement thereof.

        Only shareholders as of April 30, 2015 are entitled to notice of, and to vote at, our 2015 annual meeting of shareholders.

        Important Notice Regarding the Availability of Proxy Materials for United Therapeutics Corporation's 2015 Annual Meeting of Shareholders to Be Held on Friday, June 26, 2015:

United Therapeutics Corporation's Proxy Statement, Annual Report, Form 10-K and
other proxy materials are available at: http://ir.unither.com/annual-proxy.cfm.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE SO THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING.

By Order of the Board of Directors,

Paul A. Mahon Corporate Secretary

April 30, 2015
Silver Spring, Maryland
Research Triangle Park, North Carolina

i

PAGE
PROPOSAL NO. 3: Approval of the United Therapeutics Corporation 2015 Stock Incentive Plan	60
PROPOSAL NO. 4: Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2015	73
REPORT OF OUR AUDIT COMMITTEE AND INFORMATION ON OUR INDEPENDENT AUDITORS	74
Report of our Audit Committee	74
Principal Accountant Fees and Services	76
Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors	76
OTHER MATTERS	77
Certain Relationships and Related Party Transactions	77
Beneficial Ownership of Common Stock	78
Section 16(a) Beneficial Ownership Reporting Compliance	80
Shareholder Proposals and Director Nominations	81
Other Business	82
Shareholders Sharing the Same Address	82
Annual Report	82
Annex A—Non-GAAP Financial Information	A-1
Annex B—United Therapeutics Corporation 2015 Stock Incentive Plan	B-1
Proxy Card

ii

UNITED THERAPEUTICS CORPORATION
1040 Spring Street
Silver Spring, MD 20910

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

General

        This Proxy Statement and enclosed proxy card are being furnished on or about May 8, 2015 to shareholders of United Therapeutics Corporation in connection with the solicitation by our Board of Directors of proxies to be voted at our 2015 annual meeting of shareholders (Annual Meeting) and any adjournment or postponement thereof. Our Annual Meeting will be held on Friday, June 26, 2015, beginning at 9:00 a.m. local time at our co-headquarters located at 55 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709.

Record Date and Outstanding Shares

        On April 30, 2015 (the Record Date), there were approximately 46,221,341 shares of our common stock outstanding and entitled to vote at our Annual Meeting. Only shareholders of record on the Record Date will be entitled to vote, either in person or by proxy, at our Annual Meeting, and each share will have one vote for each director nominee and one vote for each other matter to be voted on. If you are a beneficial owner of shares of our common stock (that is, you hold shares through a broker, bank, trust or other nominee), you must obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares if you wish to vote in person at the meeting.

Solicitation

        We will bear the cost of soliciting proxies. Our officers and employees may solicit proxies in person or by telephone, fax, email or regular mail, and they will receive no additional compensation for such work. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service. We have also retained Georgeson Inc. to assist in soliciting proxies for a fee of approximately $22,500, plus customary expenses.

Voting Rights and Quorum

        Shares can be voted at our Annual Meeting only by shareholders who are present in person or represented by proxy. Whether or not you plan to attend our Annual Meeting in person, you are encouraged to vote your shares. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to achieve a quorum for the transaction of business at the Annual Meeting.

        If you are a shareholder of record (that is, you hold shares in your own name), you may revoke any proxy given pursuant to this solicitation at any time before it is exercised by delivering to the Corporate Secretary of United Therapeutics Corporation at 1040 Spring Street, Silver Spring, Maryland 20910, a written notice of revocation or a fully executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you are a beneficial owner (that is, you hold shares through a broker, bank, trust or other nominee), please contact your bank or broker to revoke a previously given proxy or change your voting instructions.

        If you are a beneficial owner, your broker, bank, trust or other nominee has the discretion to vote on routine corporate matters presented in the proxy materials without your specific voting instructions.

Your broker, bank, trust or other nominee does not have the discretion to vote on non-routine matters. Only Proposal No. 4 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter. Proposals No. 1, 2 and 3 are not considered routine matters, and without your specific voting instructions your shares will not be voted on these proposals.

        Abstentions, "broker non-votes" (i.e., shares held by brokers, banks, trusts or other nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof) and proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted as present in determining whether the quorum requirement is satisfied.

Proxy

        If the enclosed proxy card is properly executed and returned prior to the Annual Meeting, the shares represented by the proxy card will be voted in accordance with the shareholder's directions. If the proxy card is signed and returned without any direction given, shares of our common stock represented by the proxy will be voted in accordance with our Board's recommendations as follows: (i) FOR the election of each of the four director nominees named on the proxy card; (ii) FOR the advisory resolution to approve executive compensation; (iii) FOR the approval of the United Therapeutics Corporation 2015 Stock Incentive Plan; and (iv) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

Voting Requirements

  Election of Directors

        Directors are elected by a plurality of the affirmative votes cast at our Annual Meeting. A "plurality" voting standard means that the four nominees who receive the largest number of affirmative votes cast will be elected as directors. Broker non-votes and shares as to which a shareholder withholds voting authority are not considered votes cast and therefore have no impact on the election of directors. Cumulative voting is not permitted in the election of directors. Proxies may not be voted for more than four nominees.

  All Other Proposals to Be Voted On

        The affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or by proxy, at our Annual Meeting, and entitled to vote on the matter, is required for approval of each of the other proposals to be voted on at the meeting. Abstentions have the same effect as an "against" vote. Broker non-votes, if any, have no impact on the vote.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our Board of Directors (Board) consists of ten members and is divided into three classes of three or four members each. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected to a three-year term. This year at our Annual Meeting, Professor Katherine Klein, Mr. Raymond Kurzweil, Dr. Martine Rothblatt and Dr. Louis Sullivan are nominees for election as Class I directors to serve three-year terms until our 2018 annual meeting of shareholders or until their successors are duly elected and qualified or their office is otherwise vacated. Professor Klein was appointed to the Board in November 2014 upon the recommendation of our Nominating and Governance Committee. She was recommended for our Nominating and Governance Committee's consideration by our Lead Independent Director and our General Counsel.

        Each of our director nominees has consented to be named herein and to continue to serve on our Board of Directors, if elected. We do not anticipate that any nominee will become unable or unwilling to accept his or her nomination or election. If such an event should occur, the persons named on the proxy card intend to vote for the election of, in such nominee's stead, such other person as is recommended to our Board of Directors by our Nominating and Governance Committee. In the alternative, the persons named on the proxy card may simply vote for the remaining nominees, leaving a vacancy that may be filled at a later date by our Board of Directors, or our Board of Directors may reduce the size of our Board.

        We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. We also endeavor to have a Board of Directors that, as a whole, represents a range of experiences in business, government, education and technology and in other areas that are relevant to our business activities. In addition, our Board believes there are certain attributes every director should possess, which are described in the Director Nominations and Diversity section below.

        In evaluating incumbent directors for re-nomination to our Board, the members of our Nominating and Governance Committee consider a variety of factors. These include each director's independence, financial literacy, personal and professional accomplishments, tenure on our Board and experience in light of our business goals. The following presents information concerning persons nominated for election as directors at our Annual Meeting and for those of our directors whose terms of office will continue after our Annual Meeting, including their age (as of the date of this Proxy Statement), membership on committees of our Board, principal occupations or affiliations during the last five years or more, director qualifications, and certain other directorships held. For additional information concerning the director nominees, including stock ownership and compensation, see the section entitled Director Compensation and the Beneficial Ownership of Common Stock table below.

 Nominees as Class I Directors for Election at our 2015 Annual Meeting of Shareholders

Katherine Klein Age 58	Professor Klein has served as the Vice Dean of the Wharton Social Impact Initiative since July 2012, and as The Wharton School's Edward H. Bowman Professor of Management since 2005. She also served as Professor of Management of The Wharton School from 2004 to 2005. Prior to joining Wharton, Professor Klein was on the faculty of the University of Maryland and a visiting professor at the Stanford Graduate School of Business. She received her B.A. from Yale University, and her Ph.D. in Community Psychology from the University of Texas at Austin. An award-winning organizational psychologist, Professor Klein has conducted extensive field research regarding a range of topics including team leadership, climate, conflict, social networks and effectiveness; organizational change and technology implementation; employee diversity; and employee responses to stock ownership. She has taught executive education, studied, and consulted with a variety of for-profit and non-profit organizations including Charles Schwab, Rohm and Haas, North American Scientific, Medtronic, The Baltimore Shock Trauma Center, Penn Vet, the U.S. Census Bureau, and the Korean Management Association. Her research has been published in numerous top journals including Administrative Science Quarterly, Journal of Applied Psychology, the Academy of Management Journal, and the Academy of Management Review. She is also a former associate editor of the Journal of Applied Psychology and Administrative Science Quarterly. Professor Klein is a Fellow of the Academy of Management, the Society for Industrial and Organizational Psychology, the American Psychological Association, and the Association for Psychological Science. She has served as a United Therapeutics director since 2014.

As a professor and Vice-Dean at one of the world's leading business schools, Professor Klein brings valuable expertise in organizational behavior and employee ownership culture, two topics that are of vital importance to a growing biotech company like United Therapeutics. As we attempt to adapt to the needs of a more mature company while balancing our goal of maintaining an entrepreneurial culture designed to foster continued high growth and innovation, we believe Professor Klein will add valuable insight to our Board.

Ray Kurzweil Age 67 Member, Scientific Committee	Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT Lemelson Prize, twenty honorary doctorates, a Grammy award for his contributions to music technology, and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. Since January 2013, he has also served as a Director of Engineering for Google Inc., a global technology and Internet search company. He has served as a United Therapeutics director since 2002.

Mr. Kurzweil brings to our Board extensive technological experience as an inventor and technology developer. His technical experience in the areas of artificial intelligence, telemedicine, and pharmaceutical research and development, and his experience in building businesses around his inventions, provide our Board with perspective in evaluating current and proposed technologies and business opportunities. Mr. Kurzweil also brings to our Board substantial corporate leadership experience from his role as Chief Executive Officer of Kurzweil Technologies, Inc.
Martine Rothblatt, Ph.D., J.D., M.B.A. Age 61 Chairman of the Board Co-Chief Executive Officer
Dr. Rothblatt founded United Therapeutics in 1996 and served as Chairman and Chief Executive Officer since its inception through January 2015, when she assumed her current position of Chairman and Co-Chief Executive Officer. Prior to United Therapeutics, she founded and served as Chairman and Chief Executive Officer of Sirius XM Satellite Radio. She is a co-inventor on four of our patents pertaining to treprostinil. In 2014, Dr. Rothblatt was appointed to the Committee of Science, Technology and Law of the National Research Council. She has served as a United Therapeutics director since 1996.

Dr. Rothblatt brings to our Board extensive leadership and business experience at technology companies such as Sirius XM Satellite Radio, as well as in-depth knowledge of our company from her service as our founder, Chairman and Chief Executive Officer. She also has substantial knowledge of medical ethics, having obtained her Ph.D. in medical ethics from the Royal College of Medicine and Dentistry, Queen Mary College, University of London.

Louis Sullivan, M.D. Age 81 Member, Compensation Committee Member, Nominating and Governance Committee Member, Scientific Committee	Dr. Sullivan currently serves as a Director of Henry Schein, Inc. (since 2001) and Emergent BioSolutions, Inc. (since 2005), both publicly-traded companies. Dr. Sullivan previously served on the boards of directors of a wide range of public companies, including General Motors Company, BioSante Pharmaceuticals, Inc., Bristol-Myers Squibb Company, Cigna Corporation, 3M Company, Household International (now HSBC), Equifax and Georgia Pacific Corporation. Dr. Sullivan was the founding President of Morehouse School of Medicine, from 1981 to 1989, served as President again from 1993 to 2002, and became President Emeritus in 2002. Dr. Sullivan was also one of the founders and served as Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America, and a member of the Board of Trustees of Little League of America. Dr. Sullivan served as Secretary of the U.S. Department of Health and Human Services from 1989 to 1993. He is a physician certified in internal medicine with a subspecialty certification in hematology. He has served as a United Therapeutics director since 2002.

Dr. Sullivan brings to our Board extensive experience in the healthcare industry as a public official from his service as a Secretary of the U.S. Department of Health and Human Services, physician certified in internal medicine and professor and administrator at Morehouse School of Medicine. He also has substantial public company board experience gained from his service as a director of Henry Schein, Inc. and Emergent BioSolutions, Inc. as well as his previous public company board service.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR"
THE ELECTION OF EACH OF THE NOMINEES.

 Class II Directors Continuing in Office with Terms Ending in 2016

Christopher Causey, M.B.A. Age 51 Chairman, Compensation Committee Member, Nominating and Governance Committee	Mr. Causey has served as the Principal of the Causey Consortium, a professional services organization providing business strategy and marketing counsel to the healthcare industry, since 2002. Previously, Mr. Causey served as a senior marketing officer for a variety of healthcare companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. He was also a member of the Board of Directors of Data Sciences International, Inc., a private company that develops wireless physiological monitoring solutions, from 2008 to 2013. Mr. Causey has served as a United Therapeutics director since 2003.

Drawing upon over 20 years of experience in strategic planning and marketing for health care delivery, financing and biotechnology organizations, including as Principal of Causey Consortium, Mr. Causey brings to our Board substantial experience in the health care and biotech industries. Now that we have five FDA-approved products, our Board benefits from Mr. Causey's extensive leadership experience as a senior health care marketing executive.
Richard Giltner Age 51 Chairman, Audit Committee Member, Nominating and Governance Committee
From 2009 until his retirement in 2010, Mr. Giltner was a portfolio manager at Lyxor Asset Management, an asset management group at the French bank Société Générale. From 2006 until 2009, he served as a managing director of Société Générale Asset Management, an international fund management firm, and head of the European office for its fund of hedge funds group. From 2003 to 2006, Mr. Giltner was the global head of foreign exchange options for the investment banking arm of Société Générale. He also held various other managerial positions within Société Générale from 1991 until 2003. Mr. Giltner has been a private investor since his retirement from Société Générale in 2010. Our Board of Directors has determined that Mr. Giltner is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and meets the financial sophistication requirements of NASDAQ's listing standards. Mr. Giltner has served as a United Therapeutics director since 2009.

Mr. Giltner brings to our Board over twenty years of experience in the financial sector, including international financial markets, financial derivatives, alternative investments and asset management. As our business continues to grow and expand, our Board benefits from Mr. Giltner's global business and financial experience and his perspective as an institutional investor as well as his leadership experience in international finance from his service in various management roles at Société Générale.

Roger Jeffs, Ph.D. Age 53 President Co-Chief Executive Officer	Dr. Jeffs received his undergraduate degree in chemistry from Duke University and his Ph.D. in pharmacology from the University of North Carolina. Dr. Jeffs joined United Therapeutics in 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical in 2000, and to President and Chief Operating Officer in 2001. He held that role until January 2015, when he was promoted to his current position of President and Co-Chief Executive Officer. From 1993 to 1995, Dr. Jeffs worked at Burroughs Wellcome & Company where he was a member of the clinical research team that developed Flolan®, the first FDA-approved therapy for patients with pulmonary arterial hypertension. From 1995 to 1998, Dr. Jeffs worked at Amgen, Inc. where he served as the worldwide clinical leader of the Infectious Disease Program. Dr. Jeffs currently leads our global clinical, commercial, manufacturing, regulatory, pharmacovigilance and business development efforts. He has served as a United Therapeutics director since 2002.

As he is responsible for our global clinical, commercial, manufacturing, regulatory, pharmacovigilance and business development operations, Dr. Jeffs manages the largest portion of our annual budget and headcount. Our Board benefits from Dr. Jeffs' thorough and real-time understanding of our company and knowledge of our existing business, risks and prospects. Dr. Jeffs also brings to our Board extensive experience in the biotechnology industry gained from his service at Burroughs Wellcome & Company and Amgen. In addition to managing critical areas of our business, Dr. Jeffs manages the majority of our senior managers and employees and offers valuable insights to our Board related to our infrastructure and growth strategy.

 Class III Directors Continuing in Office with Terms Ending in 2017

Raymond Dwek, C.B.E., F.R.S. Age 73 Chairman, Scientific Committee	Professor Dwek is a Fellow of the Royal Society, London, and has served as Director of the Glycobiology Institute at the University of Oxford since 1988. He also served as Professor of Glycobiology at the University of Oxford from 1988 through 2009, and currently serves as Professor Emeritus. He was President of the Institute of Biology (a professional organization) from 2008 through 2010. From 2000 to 2006, Professor Dwek served as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly traded on the London Stock Exchange and NASDAQ, and he served as a member of its Board of Directors until its sale in 2003. He was the 2007 Kluge Chair of Technology and Society at the U.S. Library of Congress. Professor Dwek is the founder of glycobiology, the study of the structure, biosynthesis and biology of sugar chains attached to proteins. He has served as a United Therapeutics director since 2002.

Professor Dwek has extensive scientific experience as both head of the Department of Biochemistry at the University of Oxford, the world's largest biochemistry department, and as a biotechnology innovator at organizations such as the Glycobiology Institute and Oxford GlycoSciences PLC. In evaluating existing and potential new programs, our Board benefits from his scientific insight and experience in pharmaceutical research and development.

Christopher Patusky, J.D., M.G.A. Age 51 Vice Chairman of the Board Lead Independent Director Chairman, Nominating and Governance Committee Member, Audit Committee Member, Compensation Committee	Mr. Patusky has worked in the private, public and nonprofit sectors during his 25-year career. From 1988 to 2000, he practiced law, focusing on litigation, intellectual property, and business startups. After receiving a masters degree in governmental administration, Mr. Patusky served from 2002 to 2007 as the Executive Director and member of the faculty of the University of Pennsylvania's Fels Institute of Government. From 2007 to 2011, he served as the Director of the Office of Real Estate and member of the Senior Policy Team at the Maryland Department of Transportation, staying on in a part-time capacity with the department until 2013. Since 2012, Mr. Patusky has served as the founding principal of Patusky Associates, LLC, providing strategic advice to government and private-sector clients. Since January 2014, he has also served as an executive manager of Slater Run Vineyards, LLC, a family farm-based vineyard and winery. Our Board of Directors has determined that Mr. Patusky meets the financial sophistication requirements of NASDAQ's listing standards. He has served as a United Therapeutics director since 2002.

Mr. Patusky brings to our Board extensive governance experience from his former position as an administrator and faculty member at the Fels Institute of Government, which is the University of Pennsylvania's graduate program in public policy and public management, as well as legal experience from his prior career in private practice, which focused on litigation, intellectual property law, and business startups. Mr. Patusky also brings to our Board familiarity with governmental regulation and relations between the government and the private sector due to his leadership experience in state government in the Maryland Department of Transportation. His responsibilities at the Fels Institute and the Maryland Department of Transportation have included significant budgetary management and oversight responsibilities.

Tommy Thompson, J.D. Age 73 Member, Audit Committee	Before entering the private sector in 2005, Governor Thompson enjoyed a long and distinguished career in public service. As Secretary of the U.S. Department of Health and Human Services from 2001 to 2005, he was a leading advocate for the health and welfare of all Americans. He also served four terms as Governor of Wisconsin from 1987 to 2001. Governor Thompson served as a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. from 2005 until January 2012, when he resigned in order to run for the United States Senate. From 2005 to 2009, he also served as the Independent Chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation's most pressing health care and public health related challenges. He also served as chairman of the board of directors of AGA Medical Holdings, Inc. from 2005 until 2010, and is a member of the boards of directors of Centene Corporation, C.R. Bard, Inc., Cytori Therapeutics, Inc., Physicians Realty Trust and TherapeuticsMD, Inc. He previously served on the boards of numerous other public companies, including Cancer Genetics Inc., CareView Communications, Inc., CNS Response, Inc., SpectraScience and X Shares Advisors. Our Board of Directors has determined that Governor Thompson meets the financial sophistication requirements of NASDAQ's listing standards. Governor Thompson has served as a United Therapeutics director since 2010.

Governor Thompson brings to our Board experience in the healthcare industry, both as a public official (former Secretary of the U.S. Department of Health and Human Services) and in the private sector (Deloitte Center for Health Solutions), as well as public company board experience (AGA Medical Holdings, Inc., CareView Communications, Inc., Centene Corporation, C.R. Bard, Inc., Cytori Therapeutics, Inc., SpectraScience, CNS Response, Inc., Physicians Realty Trust, TherapeuticsMD, Inc., X Shares Advisors) and knowledge of legislative affairs. Governor Thompson's legal experience from his private practice at Akin Gump Strauss Hauer & Feld LLP also is useful in our Board's oversight of our legal and regulatory compliance.

BOARD OF DIRECTORS, COMMITTEES, CORPORATE GOVERNANCE

The Role of our Board: Risk Oversight

        Our Board is responsible for overseeing the risks facing our company. Our Board works directly with our executive officers and other members of our senior management in carrying out its risk oversight function. Our directors take a proactive, interested and detailed approach to their service on our Board, and set expectations to promote our success through the achievement of business objectives while maintaining high standards of responsibility and ethics. At its regularly scheduled meetings, our Board receives reports from our Chairman and Co-Chief Executive Officer, President and Co-Chief Executive Officer, Chief Financial Officer and General Counsel, and may also receive reports from the Committee Chairmen, outside consultants and other members of senior management, among others. These presentations often include identification and assessment of risks our company currently faces or may face in the future. Our Board is able to ask questions, discuss and provide guidance to management on the risks presented, as well as any risks that our Board identifies. Our senior management is responsible for assessing risk on a daily basis. Our Board expects that our senior management continually identifies, assesses and manages the short-term and long-term risks faced by our company. If members of our senior management identify risks that are material to our company, our Board may convene a special meeting to discuss, assess and address such risks.

        Our Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. Our Audit Committee's responsibilities include general oversight of our company's practices with respect to risk assessment and risk management. Our Compensation Committee's duties include overseeing an assessment of the incentives and risks arising from or related to our compensation policies and practices, including but not limited to those applicable to our executive officers, and evaluating whether those incentives and risks are appropriate. Our Nominating and Governance Committee's responsibilities include oversight of our company's practices with respect to legal and regulatory compliance risk.

        In April 2015, our Compensation Committee reviewed a risk assessment conducted by management and our Compensation Committee's independent compensation consultant, Towers Watson & Co. (Towers Watson), to determine whether the design of our employee compensation programs and the amounts and components of employee compensation might create incentives for excessive risk-taking by our employees. Based on this review, our Compensation Committee concluded that the risks arising from our employee compensation programs are not reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that our compensation programs encourage employees, including our executives, to remain focused on a balance of the short-term and long-term operational and financial goals of our company, thereby reducing the potential for actions that involve an excessive level of risk. See the section entitled Compensation Discussion and Analysis—Executive Summary—Summary of Compensation Governance Policies for information regarding certain risk-mitigating features of our compensation programs.

Board of Directors Leadership

        Dr. Rothblatt, who founded our company, serves as Chairman of our Board and Co-Chief Executive Officer, and Dr. Jeffs serves as President and Co-Chief Executive Officer. Our Board believes that the combined role of Chairman and Co-Chief Executive Officer currently is an appropriate leadership structure for our company. In this regard, having a combined Chairman and Co-Chief Executive Officer provides an efficient and effective leadership model for a growing entrepreneurial company like ours, as it fosters clear accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined Chairman and Co-Chief Executive Officer role that facilitates our Board's guidance of management.

        The independent directors on our Board have designated Mr. Patusky as Lead Independent Director. The Lead Independent Director is selected annually by the independent directors. Among other responsibilities, our Lead Independent Director coordinates the activities of our independent directors, approves Board meeting schedules and agendas, chairs all meetings of our Board when the Chairman is not present, including executive sessions of our independent directors, and serves as principal liaison between our independent directors and our Chairman and senior management. The Lead Independent Director also has the authority to call executive sessions of the independent directors and is available for consultation and communication with major shareholders. A more detailed description of the responsibilities of the Lead Independent Director is included in our Corporate Governance Guidelines, which are available on our website at http://ir.unither.com/corporate-governance.cfm.

Director Nominations and Diversity

        The Nominating and Governance Committee of our Board does not have a formal policy with respect to considering director candidates or director diversity. Once our Nominating and Governance Committee identifies a potential director nominee, it screens the candidate, performs reference checks and conducts interviews with the assistance of our General Counsel. If the outcome of that process is favorable, our Nominating and Governance Committee may recommend the candidate to our Board for consideration.

        Our Nominating and Governance Committee considers candidates recommended by shareholders and evaluates them using the same criteria as it uses to evaluate all other candidates. Our Nominating and Governance Committee seeks to recommend director candidates who will enhance the quality of our Board's deliberations and decisions, who will take their duties seriously and who will promote the values and ethics to which we subscribe.

        A shareholder who wishes to recommend a prospective nominee for our Nominating and Governance Committee's consideration should submit the candidate's name and qualifications to our Corporate Secretary at the address set forth under Shareholder Communication with Directors below.

  Minimum Criteria for Director Candidates

        To be considered by our Nominating and Governance Committee, a director candidate must meet the following minimum criteria:

  •
  Personal and professional integrity;

  •
  A record of exceptional ability and judgment;

  •
  Ability and willingness to participate fully and work constructively in Board activities, including active participation in meetings of our Board and its committees;

  •
  Interest, capacity and willingness, in conjunction with the other members of our Board, to serve the interests of our shareholders;

  •
  Reasonable knowledge of the fields of our operations, as well as familiarity with the principles of corporate governance;

  •
  Expertise to serve on one or more committees of our Board; and

  •
  Absence of any personal or professional relationships that would adversely affect his or her ability to serve our best interests and those of our shareholders.

  Additional Qualities and Skills for Director Candidates

        In addition, our Nominating and Governance Committee is interested in candidates who possess the following skills:

  •
  The ability to contribute to the variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other characteristics that differ among members of our Board;

  •
  A desire to contribute positively to the existing tone and collaborative culture among our Board members; and

  •
  Professional and personal experiences and expertise relevant to achievement of our strategic objectives.

        Our Nominating and Governance Committee's evaluation of director nominees takes into account their ability to contribute these qualities and skills to our Board, and our Nominating and Governance Committee reviews its effectiveness in balancing these considerations when assessing the composition of our Board.

Director Independence

        Our Board has determined that: (i) Christopher Causey, Richard Giltner, Katherine Klein, Ray Kurzweil, Christopher Patusky, Louis Sullivan and Tommy Thompson are independent in accordance with the NASDAQ listing standards; (ii) Roger Jeffs and Martine Rothblatt are not independent, due to Dr. Jeffs' employment as our President and Co-Chief Executive Officer and Dr. Rothblatt's employment as our Co-Chief Executive Officer; (iii) Raymond Dwek is not independent due to certain transactions with the University of Oxford described in the section entitled Certain Relationships and Related Party Transactions below; (iv) Richard Giltner, Christopher Patusky and Tommy Thompson meet the heightened independence standards for audit committee members set forth in rules promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act); and (v) Christopher Causey, Christopher Patusky and Louis Sullivan meet the heightened independence standards for compensation committee members under the NASDAQ listing standards. Our Board also previously determined that R. Paul Gray (who served on our Board of Directors until March 14, 2014) was independent.

        Prior to 2011, Professor Dwek was regarded as one of our independent directors. In 2011, our Board determined not to designate Professor Dwek as independent under the NASDAQ listing standards, after considering the transactions with the University of Oxford described in the section entitled Certain Relationships and Related Party Transactions below. Our Board believes that Professor Dwek brings significant and valuable independent insight to our Board, and does not believe that our relationship with Oxford University falls within any of the categorical prohibitions against a finding of independence under the NASDAQ listing standards. However, in an abundance of caution and in light of our relationship with Oxford, our Board no longer designates Professor Dwek as an "independent director" within the meaning of the NASDAQ listing standards.

        Prior to 2015, Ray Kurzweil was regarded as a non-independent director due to a technical services agreement between our company and Kurzweil Technologies, Inc. (KTI), a company controlled by Mr. Kurzweil. Payments under this technical services agreement were reduced to $84,000 during 2012 and $72,000 during 2013. As of December 31, 2013, all agreements between our company and KTI were terminated, and no payments have been made to KTI since that time. As a result, our Board of Directors has determined that Mr. Kurzweil is now independent.

Committees of our Board of Directors

        Our Board has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Scientific Committee. The current composition of each committee is as follows:

	Audit	Compensation	Nominating and Governance	Scientific
Christopher Causey		Chair	✓
Raymond Dwek(1)				Chair
Richard Giltner(2)	Chair		✓
Roger Jeffs(3)
Katherine Klein
Ray Kurzweil				✓
Christopher Patusky(2)(4)	✓	✓	Chair
Martine Rothblatt(3)
Louis Sullivan		✓	✓	✓
Tommy Thompson	✓

Notes:

(1)
Non-Independent Director

(2)
Until his resignation on March 14, 2014, R. Paul Gray served as Chairman of our Audit Committee and a member of our Compensation Committee. On April 4, 2014, our Board appointed Mr. Giltner as Chairman of our Audit Committee, and appointed Mr. Patusky as a member of our Compensation Committee.

(3)
Management (Non-Independent) Director

(4)
Lead Independent Director

Audit Committee

        Our Audit Committee's responsibilities include:

  •
  Representing and assisting our Board in its oversight responsibilities regarding our accounting and financial reporting processes, the audits of our financial statements and system of internal controls over financial reporting, including the integrity of our financial statements, and the qualifications and independence of Ernst & Young, LLP, our independent registered public accounting firm;

  •
  Retaining and terminating our independent auditors;

  •
  Approving in advance all audit and non-audit services to be performed by our independent auditors;

  •
  Approving related party transactions (as defined under the rules of the Securities and Exchange Commission (SEC)); and

  •
  General oversight of our company's practices with respect to risk assessment and risk management.

        For additional information regarding the processes and procedures used by our Audit Committee, see the section entitled Report of our Audit Committee and Information on our Independent Auditors below.

        Our Audit Committee's duties are outlined in more detail in its charter.

Compensation Committee

        Our Compensation Committee oversees our company's compensation plans and policies, reviews and approves compensation for our executive officers, oversees the administration of our equity incentive and share tracking awards plans, reviews and approves grants of stock options and share tracking awards to our executive officers and the methodology and formulae for granting stock options and share tracking awards to other employees. Our Compensation Committee's responsibilities include:

  •
  Creating a system for awarding long-term and short-term performance-oriented incentive compensation to attract and retain senior management, and reviewing our compensation plans to confirm that they are appropriate, competitive and properly reflect our goals and objectives; and

  •
  Assisting our Board in discharging its responsibilities regarding compensation of our executive officers.

        Our Compensation Committee's charter provides that it may delegate responsibilities to subcommittees if it determines such a delegation would be in the best interest of our company. For additional information regarding the processes and procedures used by our Compensation Committee, see the section entitled Compensation Discussion and Analysis below.

        Our Compensation Committee's duties are outlined in more detail in its charter.

Independent Compensation Consultant

        Our Compensation Committee has the authority to engage advisors to assist it in carrying out its responsibilities. In accordance with this authority, our Compensation Committee directly engaged Towers Watson as its compensation consultant to provide advice to our Compensation Committee on our executive and non-employee director compensation practices and policies. Our Compensation Committee, in its discretion, may replace its independent compensation consultant or hire additional consultants at any time. Towers Watson did not provide any services to United Therapeutics other than providing advice with respect to executive and director compensation, and received compensation only for services it provided to or on behalf of our Compensation Committee. Our Compensation Committee considered the independence of Towers Watson in light of SEC rules regarding conflicts of interest involving compensation consultants and NASDAQ listing standards regarding compensation consultant independence. Based on its review, our Compensation Committee determined that Towers Watson was independent and that the work of Towers Watson did not raise any conflicts of interest. In making the foregoing determination, our Compensation Committee considered the following six factors, as well as other factors it deemed relevant: (i) the provision of other services to us by Towers Watson; (ii) the amount of fees Towers Watson received from us, as a percentage of Towers Watson's total revenue; (iii) the policies and procedures of Towers Watson that are designed to prevent conflicts of interest; (iv) the lack of any business or personal relationships of the Towers Watson consultants with any member of our Compensation Committee; (v) the lack of any United Therapeutics stock owned by the Towers Watson consultants performing services for our Compensation Committee; and (vi) the lack of any business or personal relationships of the Towers Watson consultants or Towers Watson with any of our executive officers.

        Our Compensation Committee engaged Towers Watson to review and advise our Compensation Committee on all principal aspects of executive and non-employee director compensation. This included base salaries, cash incentive bonus awards, and long-term incentive awards for our executive officers, and cash compensation and long-term incentive awards for non-employee directors. Towers Watson performed the following tasks for our Compensation Committee in 2014, among others:

  •
  Reviewing and advising on the structure of our compensation arrangements (i.e., base salary levels, cash incentive bonus award target levels and the size of long-term incentive award targets) for our Chairman and Co-Chief Executive Officer and our other executive officers, and in particular, changes to our Chairman and Co-Chief Executive Officer's compensation structure in light of the 2014 shareholder advisory vote on executive compensation;

  •
  Reviewing and advising on the structure of our compensation arrangements for our non-employee directors;

  •
  Providing recommendations regarding the composition of our peer group;

  •
  Analyzing publicly available proxy data of companies within our peer group and survey data relating to executive compensation;

  •
  Conducting pay and performance analyses relative to our peer group;

  •
  Updating our Compensation Committee on industry trends and best practices with respect to executive long-term incentive compensation program design, including types of long-term incentive compensation awards, size of long-term incentive compensation grants, and aggregate long-term incentive compensation grant usage;

  •
  Reviewing our share tracking awards plan against our design/cost targets and against industry norms;

  •
  Reviewing the Compensation Discussion and Analysis for our Proxy Statement;

  •
  Advising our Compensation Committee in connection with its risk assessment relating to our compensation programs; and

  •
  Working on special or ad-hoc projects for, or at the request of, our Compensation Committee as they arose.

        In the course of fulfilling these responsibilities, Towers Watson regularly communicated with our Compensation Committee Chairman outside of and prior to most Compensation Committee meetings. Our Compensation Committee regularly invites its independent compensation consultant to attend its meetings. In 2014, our Compensation Committee's independent consultant attended each of our Compensation Committee's five meetings.

        While our Compensation Committee considered its independent consultant's recommendations in 2014, our Compensation Committee's decisions, including the specific amounts paid to our executive officers and directors, were its own and may reflect factors and considerations in addition to the information and recommendations provided by its independent consultant.

Nominating and Governance Committee

        In addition to the responsibilities described in the section entitled Director Nominations and Diversity above, our Nominating and Governance Committee's responsibilities include:

  •
  Proposing nominees for election to our Board;

  •
  Proposing nominees to fill vacancies on our Board and newly created directorships;

  •
  Reviewing candidates for election to our Board recommended to us by our shareholders;

  •
  Recommending committee membership and chairmen;

  •
  Reviewing management succession plans;

  •
  Developing, evaluating, recommending to our Board and monitoring all matters with respect to corporate governance; and

  •
  Overseeing our compliance program.

        Our Nominating and Governance Committee's duties are outlined in more detail in its charter.

Scientific Committee

        Our Scientific Committee's responsibilities include:

  •
  Providing strategic advice and making recommendations to our Board and management regarding our current and planned research and development programs;

  •
  Advising our Board and management on the scientific merit of technology or products involved in licensing and acquisition opportunities; and

  •
  Providing strategic advice to our Board regarding emerging science and technology issues and trends.

        Scientific Committee members with appropriate scientific expertise also serve as members of our Scientific Advisory Board and act as our Board's liaisons to our Scientific Advisory Board. Our Scientific Advisory Board is composed of scientists and physicians who meet periodically to discuss and evaluate potential opportunities for our company and guide our scientists as they work to develop new products and enhancements to our existing products. From time to time, our Chairman and Co-Chief Executive Officer will ask Scientific Committee members to review technological developments that are strategically important or promising to our company.

        Our Scientific Committee's duties are outlined in more detail in its charter.

Corporate Governance Guidelines and Committee Charters

        At the recommendation of our Nominating and Governance Committee, our Board has adopted Corporate Governance Guidelines as a framework for the governance of our company. Our Corporate Governance Guidelines, along with the charter for each Board committee, are available electronically in the "Corporate Governance" section of the "Investors" page of our website, located at http://ir.unither.com/corporate-governance.cfm, or by writing to us at United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910, or by sending an e-mail to corporatesecretary@unither.com.

Stock Ownership Guidelines

        In 2011, our Board adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers in order to further align the financial interests of our directors and Named Executive Officers with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. For non-employee members of our Board, our Stock Ownership Guidelines provided an ownership target equal to the lesser of 5,000 shares or a value equivalent to five times the annual cash Board retainer. Non-employee members of our Board are expected to achieve their stock ownership targets within five years of becoming subject to these guidelines. The policy includes procedures for granting exemptions in the case of severe financial hardship. Ownership targets for our Named Executive Officers (including those serving on our Board) are described below under Compensation Discussion and Analysis—Stock Ownership Guidelines.

        In determining ownership levels for each director under our Stock Ownership Guidelines, credit is provided for shares held outright, as well as the number of vested, but unexercised, stock options and share tracking awards. For purposes of vested, unexercised stock options and share tracking awards, shares will be calculated on an "as if exercised" basis, assuming a cashless exercise (in the case of stock options) and net of taxes (using an assumed 35% tax rate). As of April 11, 2015, all of our non-employee directors had met the ownership targets in our Stock Ownership Guidelines or were on track to do so within the allowed time period.

Meetings of our Board of Directors and Board Attendance at Annual Meetings of Shareholders

        Our full Board held five meetings during 2014. In addition, during 2014, our Audit Committee held six meetings, our Compensation Committee held five meetings, and our Nominating and Governance Committee held four meetings. Each of our directors attended more than 75% of the total number of meetings of our Board and the committees on which he or she served during 2014 (held during the period that he or she served). In accordance with applicable NASDAQ listing standards, the independent members of our Board met without management present four times during 2014.

        Although attendance is not mandatory, our Board encourages all of its members to attend the annual meeting of shareholders. Eight of our nine directors then serving on our Board attended our 2014 annual meeting of shareholders.

Shareholder Communication with Directors

        Shareholders are encouraged to address any director communications to our Corporate Secretary by overnight or certified mail, signature acceptance or return receipt required, at: United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910. Our Corporate Secretary has the authority to disregard or take other reasonable action with respect to any inappropriate shareholder communications. After confirming the stock ownership of the author of the communication, our Corporate Secretary will review the appropriateness of a shareholder communication based on the relevance of the communication to Board decisions. If deemed an appropriate communication, our Corporate Secretary will submit the shareholder communication to our Lead Independent Director.

Proxy Access

        After engaging with a number of our shareholders regarding the desirability of proxy access, we proactively amended our By-laws on April 29, 2015 to implement proxy access, which allows a shareholder or a group of up to 20 shareholders owning shares representing at least 3% of the outstanding voting stock of our company entitled to vote in the election of directors continuously for at least three years, to nominate and include in our Proxy Statement their own director nominees constituting up to 20% of the total number of directors then serving on our Board (or up to 25% if fewer than 10 directors are then serving on our Board), provided that the shareholder(s) and the nominee(s) satisfy the requirements in our By-laws. Our Board carefully considered the feedback we received from our shareholders in creating a thoughtfully designed and balanced approach to proxy access that mitigates the risk of abuse and protects the interests of all of our shareholders, while affording a meaningful proxy access right. Shareholders who wish to nominate directors for inclusion in our Proxy Statement in accordance with the procedures in our By-laws should follow the instructions under Shareholder Proposals and Director Nominations in this Proxy Statement.

Majority Voting

        As part of our Board's ongoing review of our corporate governance policies, our Board, upon recommendation of our Nominating and Governance Committee, has determined that in advance of the 2016 Annual Meeting of Shareholders it will either adopt a director resignation policy or amend our governing documents to provide that director nominees shall be elected using a majority voting standard in uncontested director elections.

DIRECTOR COMPENSATION

        Our non-employee director compensation program is comprised of three main elements:

  •
  an annual cash retainer (payable quarterly) for service as a member of our Board;

  •
  additional annual cash retainers (payable quarterly) for service on Board committees; and

  •
  stock options or cash-settled share tracking awards (in either case, granted initially upon joining our Board, and thereafter on an annual basis) for service as a member of our Board.

        Directors may also be compensated for special assignments from our Board. In 2014, no such special assignments occurred that involved compensation to a director. Employee directors do not receive any compensation for service on our Board in addition to their regular compensation as employees.

        Our Compensation Committee and Nominating and Governance Committee generally review non-employee director compensation levels approximately once every two years, and final decisions with respect to any changes in director compensation levels are made by our Board upon the recommendation of our Compensation Committee and our Nominating and Governance Committee. In 2014, our Compensation Committee's independent consultant reviewed the market competitiveness of our non-employee director compensation program relative to our compensation peer group (as described in more detail below under Compensation Discussion and Analysis—Executive Compensation Framework—Compensation Peer Group). Based on this review, our Board approved increases in certain of our cash retainers, effective June 26, 2014, to bring our non-employee director cash compensation more in line with the median of our compensation peer group. In particular, our Board (i) increased the annual cash retainer for non-employee members of our Board from $50,000 to $60,000; (ii) increased the annual cash retainer for members of our Nominating and Governance Committee from $7,500 to $15,000; and (iii) increased the annual cash retainer for our Nominating and Governance Committee Chairman from $15,000 to $25,000. We did not make any changes to share tracking award or stock option award levels.

		Stock Option or Share Tracking Awards(3)
	Annual Cash (eff. June 26, 2014)
		Initial (#)	Annual (#)
Board Membership	$60,000	20,000	15,000
Lead Independent Director(1)	$35,000	—	—
Committee Chairmanship(2):
Audit Committee	$25,000	—	—
Compensation Committee	$25,000	—	—
Nominating and Governance Committee	$25,000	—	—
Scientific Committee	$15,000	—	—
Committee Membership(2):
Audit Committee	$15,000	—	—
Compensation Committee	$15,000	—	—
Nominating and Governance Committee	$15,000	—	—
Scientific Committee(4)	$7,500	—	—

(1)
Compensation for service as Lead Independent Director is paid in addition to amounts paid for membership on our Board and for any committee chairmanship or membership.

(2)
Committee chairmen receive the compensation indicated for committee chairmanship in lieu of the compensation for committee membership. Compensation for committee chairmanship and committee membership is paid in addition to amounts paid for Board membership.

(3)
Annual awards are generally granted once per year on the date of the first meeting of our Board following our annual meeting of shareholders or for newly appointed directors, on or shortly following appointment to our Board.

(4)
Scientific Committee members do not receive additional compensation for service on our Scientific Advisory Board.

        Our non-employee directors are eligible to receive stock options under the 1997 United Therapeutics Corporation Amended and Restated Equity Incentive Plan (EIP) and awards under the 2011 United Therapeutics Corporation Share Tracking Awards Plan (collectively with its predecessor plan adopted in 2008, the STAP). In recent years, awards have been paid to non-employee directors solely in the form of STAP awards, which settle only in cash. Non-employee directors' initial and annual STAP awards are granted with an exercise price equal to the closing price of our common stock as reported on the NASDAQ Global Select Market (NASDAQ) on the date of grant, or on the preceding trading day if the award is granted on a date when the NASDAQ is not open. The date of grant for a non-employee director's initial STAP award, consisting of the initial membership award and a pro-rated amount of the annual award for the remainder of the year, is the date of a director's appointment or election to our Board. The date of grant for annual STAP awards is the date of the first meeting of our Board following our annual meeting of shareholders in the year of grant. Non-employee director STAP awards become fully vested on the one-year anniversary of the grant date only if the director attends at least 75% of the regularly scheduled meetings of our Board and his or her committee meetings from the date of grant until the date of our next annual meeting of shareholders. If the 2015 Stock Incentive Plan described under Proposal No. 3 of this Proxy Statement is approved by shareholders, then future equity awards to non-employee directors following our 2015 annual meeting of shareholders will be paid in the form of stock options.

        The following table lists the compensation earned in 2014 by each non-employee director:

2014 Director Compensation

Name	Fees Earned or Paid in Cash(1)	STAP Awards(2)	All Other Compensation	Total
Christopher Causey	$91,250	$414,600	$—	$505,850
Raymond Dwek	$70,000	$414,600	$—	$484,600
Richard Giltner	$87,917	$414,600	$—	$502,517
R. Paul Gray(3)	$45,000	$—	$—	$45,000
Katherine Klein(4)	$—	$1,175,000	$—	$1,175,000
Ray Kurzweil	$62,500	$414,600	$—	$477,100
Christopher Patusky	$136,250	$414,600	$—	$550,850
Louis Sullivan	$88,750	$414,600	$—	$503,350
Tommy Thompson	$70,000	$414,600	$—	$484,600

(1)
Includes (as applicable) annual cash retainer and fees for serving on our Board, the committees of our Board, as a committee chairman and as Lead Independent Director.

(2)
On June 26, 2014, each of our non-employee directors (excluding Mr. Gray and Professor Klein, who were not on our Board at that time) was granted 15,000 STAP awards with an exercise price of $88.03 per share and a grant date fair value of $27.64 per share. In addition, Professor Klein was granted 29,375 STAP awards on November 11, 2014 in connection with her appointment to our Board, representing an initial grant of 20,000 STAP awards and a grant of 9,375 STAP awards for the remainder of the 2014-2015 director service year, each with an exercise price of $123.75 per share and a grant date fair value of $40.00 per share. Amounts shown in this column represent the aggregate grant date fair value of these STAP awards, which were the only awards granted to non-employee directors in 2014, computed in accordance with applicable accounting standards. For a discussion of the valuation assumptions for STAP awards, see Note 7—Share Tracking Award Plans to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

As of December 31, 2014, Mr. Causey had 16,500 stock options outstanding and 75,000 STAP awards outstanding, Professor Dwek had 54,000 stock options outstanding and 75,000 STAP awards outstanding, Mr. Giltner had 52,500 stock options outstanding and 60,000 STAP awards outstanding, Mr. Gray had no stock options outstanding and no STAP awards outstanding, Professor Klein had no stock options outstanding and 29,375 STAP awards outstanding, Mr. Kurzweil had no stock options outstanding and 60,000 STAP awards outstanding, Mr. Patusky had 15,000 stock options outstanding and 100,000 STAP awards outstanding, Dr. Sullivan had 30,000 stock options outstanding and 105,000 STAP awards outstanding and Governor Thompson had 42,500 stock options outstanding and 60,000 STAP awards outstanding.

(3)
Reflects fees for Board and Committee service through March 14, 2014, when Mr. Gray resigned from the Board.

(4)
Professor Klein was appointed to our Board on November 11, 2014 and did not serve a full quarter in 2014. Accordingly, she earned no fees for her services in 2014.

PROPOSAL NO. 2
ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

        We are asking our shareholders to vote on an advisory resolution, commonly known as a "Say-on-Pay" proposal, to approve executive compensation as reported in this Proxy Statement. Our Board and our Compensation Committee strongly value the opinions of our shareholders, and we have made substantial modifications to our executive compensation program specifically to address concerns raised by shareholders regarding our 2014 Say-on-Pay proposal. Similarly, although non-binding, we will take into account the outcome of the 2015 Say-on-Pay vote in considering future compensation arrangements and decisions.

        Our executive compensation program is designed to achieve the following primary objectives: (i) align compensation with corporate performance (both financial and non-financial), stock price performance and individual performance, based on the achievement of performance goals established by our Compensation Committee; (ii) align the interests and compensation of our Named Executive Officers with the value created for shareholders; (iii) encourage our Named Executive Officers to consider the long-term as well as short-term best interests of our company; and (iv) offer competitive compensation opportunities to attract and retain highly-competent Named Executive Officers capable of leading our company toward the fulfillment of its business objectives and continued growth in shareholder value.

        In response to our shareholders' June 2014 vote on our Say-on-Pay proposal for fiscal 2013, we made a number of significant changes to our Chairman and Co-Chief Executive Officer's compensation program to address specific concerns raised by shareholders. In evaluating the best way for our company to address these concerns, our Compensation Committee carefully considered the feedback from our conversations and exchanges with representative shareholders, the recommendations by shareholder advisory firms and the Committee's independent compensation consultant, our long-term growth strategy and the potential impact of the modifications given existing contractual arrangements with our Chairman and Co-Chief Executive Officer, and the Committee's desire to retain and appropriately incentivize Dr. Rothblatt.

        We seek your vote in support of our executive compensation program, particularly in light of the significant modifications that we have made to our Chairman and Co-Chief Executive Officer's compensation program to address shareholder concerns. These changes are highlighted below and described more fully in the Compensation Discussion and Analysis in this Proxy Statement:

  •
  Reduced the maximum potential annual equity-based award for 2015 by 70%, from 1,000,000 shares to 300,000 shares;

  •
  Changed the criteria for earning equity-based awards from a single, stock price-based metric to the achievement of our Company-Wide Milestones, which are used to determine the size of equity-based awards for our other Named Executive Officers and include measures of revenue growth, profitability, pipeline development, manufacturing capabilities, and ethics and compliance;

  •
  Implemented a four-year vesting schedule associated with our Chairman and Co-Chief Executive Officer's future equity-based awards;

  •
  Continued the use of a stock appreciation vehicle to award equity-based incentives to our Chairman and Co-Chief Executive Officer, which with the combination of the four-year vesting schedule provides an appropriate incentive for sustained, long-term performance, as compared to immediately vesting awards under the previous program; and

  •
  Eliminated the Internal Revenue Code Section 280G excise tax gross-up benefit in our Chairman and Co-Chief Executive Officer's employment contract.

        We believe these changes address the specific concerns raised by our shareholders. It is important to note that, as explained in the Compensation Discussion and Analysis below, these modifications apply to our executive compensation program beginning in January 1, 2015. The timing of these changes is due to several factors, including (i) decisions relating to our executive compensation program for the 2014 performance period were made by our Compensation Committee in January 2014, six months prior to our shareholders' June 2014 vote on our Say-on-Pay proposal for fiscal year 2013; (ii) we undertook an extensive shareholder engagement effort and the process of arranging meetings with our shareholders and then incorporating their feedback into our Compensation Committee's decision-making took time; and (iii) the need to carefully work with our Chairman and Co-Chief Executive Officer to amend her employment agreement, given that the previous equity-based compensation arrangement was included in a binding agreement that could not be unilaterally changed by our Compensation Committee. As a consequence, we did not finalize the design of this new program until December 2014.

        In connection with your vote on this proposal, we urge you to read the Compensation Discussion and Analysis beginning on the next page of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 49 through 59, which provide detailed information on the compensation of our Named Executive Officers. Our Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis, including the modifications to our Chairman and Co-Chief Executive Officer's compensation described above, are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and contributed to both our recent and long-term success.

        Based on the results of our 2011 shareholder advisory vote on the preferred frequency of holding future advisory votes on executive compensation, our Board of Directors has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of United Therapeutics Corporation (our "Company") approve, on an advisory basis, the compensation of our Company's Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our Company's 2015 Annual Meeting of Shareholders.

        This advisory resolution is non-binding on our Board of Directors. Although non-binding, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless our Board modifies its policy on the frequency of future "Say-on-Pay" advisory votes, the next "Say-on-Pay" advisory vote will be held at our 2016 annual meeting of shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes compensation objectives and policies set by our Compensation Committee for our Named Executive Officers, including executive pay decisions and processes and all elements of our executive compensation program. In this Compensation Discussion and Analysis, the term "Compensation Committee" refers to the Compensation Committee of our Board of Directors, and the terms "we" and "our" refer to United Therapeutics. Our Named Executive Officers in 2014 consisted of the following four individuals: Martine Rothblatt, Ph.D., Chairman and Co-Chief Executive Officer; John Ferrari, Chief Financial Officer; Roger Jeffs, Ph.D., President and Co-Chief Executive Officer; and Paul Mahon, J.D., Executive Vice President and General Counsel.

Executive Summary

Our 2014 Performance in Review

        2014 was another successful year for United Therapeutics. Highlights include:

  •
  Record revenues of $1.3 billion and record adjusted non-GAAP earnings(1) of $776.1 million.

  •
  Stock price reached an all-time high.

  •
  Launched Orenitram® (treprostinil) Extended-Release Tablets, providing us with a fourth FDA-approved therapy for pulmonary arterial hypertension (PAH).

  •
  Significant progress on our pipeline, which included investigative products at all stages of the development cycle and ultimately led to a fifth FDA-approved product, UnituxinTM (dinutuximab) Injection in early 2015.

  •
  Fourteenth consecutive year of at least 15% revenue growth, a metric no other company in our peer group has achieved.

  •
  Cumulative stock price growth of more than 1,600% over the last fourteen years which is more than eight times greater than the NASDAQ Biotech Index.

  •
  Ninth year out of the last ten in which we have achieved more than 20% growth in adjusted non-GAAP earnings. No other company in our peer group has achieved this.

  •
  Second-highest revenue per employee of our peer group, a measure of efficiency representing the execution of our philosophy to do more with less.

        None of this exceptional performance would have been possible without the efforts of our Board of Directors and employees, including our Named Executive Officers. The graphs below illustrate our financial and stock price performance over the last 14 years, compared to the NASDAQ Biotech Index.

(1)
Adjusted non-GAAP earnings is a non-GAAP financial measure defined as net income, adjusted for the following non-cash charges, as applicable: (i) interest; (ii) income tax expense; (iii) non-cash license fees; (iv) depreciation and amortization; (v) impairment charges; and (vi) share-based compensation (stock option, share tracking award and employee stock purchase plan expense). Please see Annex A to this Proxy Statement for further details, including a reconciliation of this non-GAAP figure to net income in accordance with GAAP.

 United Therapeutics Stock Price Performance vs. NASDAQ Biotech Index
(December 31, 2000 through December 31, 2014)

United Therapeutics 2001 - 2014
Revenue and Adjusted Non-GAAP Earnings ($ Millions)

Executive Officer Promotions

        Effective January 1, 2015, Dr. Jeffs was promoted to President and Co-Chief Executive Officer, and Dr. Rothblatt's title was changed to Chairman and Co-Chief Executive Officer. References throughout this Proxy Statement to Drs. Rothblatt and Jeffs contain their new titles, although corresponding changes to their compensation programs did not become effective until the 2015 performance period.

        We believe that these title changes help solidify our succession planning, while retaining the stellar leadership of Dr. Rothblatt as our company's founding visionary and strategic leader. In adopting the somewhat uncommon practice of Co-Chief Executive Officers, our Compensation Committee is mindful of the concerns that we should not pay, in effect, for two Chief Executive Officers. As such, our Compensation Committee has and will continue to consider the aggregate compensation of

Drs. Rothblatt and Jeffs against the aggregate compensation for the top two executives in our peer group when setting future levels of pay.

Impact of 2014 Advisory Resolution on Executive Compensation

        At our 2014 annual meeting of shareholders, shareholders representing 41.4% of shares voted at the meeting supported our non-binding advisory resolution to approve executive compensation, commonly referred to as a "Say-on-Pay" vote, while 58.6% voted against the resolution or abstained. Although this vote was non-binding, we take the concerns of our shareholders seriously. As such, the Chairman of our Compensation Committee led an effort to engage with our shareholders, reaching out to shareholders representing more than 60% of our outstanding shares and ultimately holding discussions with those representing approximately 38% of our then outstanding shares. These discussions commenced in June, right before our annual meeting of shareholders, and continued into the fall of 2014. The purpose of these meetings was to gather feedback regarding our executive compensation and general governance policies, understand specific concerns regarding the design of our executive compensation program, and share the preliminary thinking of our Compensation Committee regarding potential changes to our executive compensation program to address these concerns. Members of management, including our EVP, Organizational Development and VP, Strategic Finance and Investor Relations, as well as members of our Compensation Committee, participated in these calls. Our Compensation Committee also considered the concerns raised by the shareholder advisory firms of Institutional Shareholder Services, Inc. and Glass, Lewis & Co., LLC with respect to our 2013 compensation. Our Compensation Committee held five meetings in 2014, and the Chairman of our Compensation Committee held numerous additional meetings with management and its independent compensation consultant to determine the best way to address shareholder concerns.

        Based upon our discussions with our shareholders and the reports of shareholder advisory firms, it was clear that the unfavorable vote was driven principally by our Chairman and Co-Chief Executive Officer's compensation, and in particular, her equity-based incentive award in 2013. The shareholders we spoke with expressed four concerns with this award, which are presented below along with the steps our Compensation Committee has taken to address the issue.

Shareholder Concern	Compensation Committee Response
The potential for a "mega" stock option grant covering up to 1,000,000 shares under the existing market cap-based formula in the Chairman and Co-Chief Executive Officer's employment agreement.

In accordance with the terms of her employment agreement, Dr. Rothblatt was eligible to receive an annual award of performance-based stock options to purchase the number of shares of our common stock equal to one-eighteenth of one percent of the increase in our market capitalization each year based on the average closing price of our common stock for the month of December, subject to a maximum of 1,000,000 shares in any given year. This maximum was reached in 2013 and was a key reason for the unfavorable Say-on-Pay vote in 2014.

Our Compensation Committee approved a 70% reduction of our Chairman and Co-Chief Executive Officer's potential equity-based incentive for 2015.

As a result of the 2014 Say-on-Pay vote, our Compensation Committee reached an agreement with Dr. Rothblatt to amend her employment contract to eliminate her right to the market capitalization-driven stock option award formula beginning in 2015, which had previously entitled her to up to 1,000,000 stock options per year since 1999. The amendment also eliminated her right to an Internal Revenue Code Section 280G excise tax gross-up payment. Dr. Rothblatt agreed to these contractual amendments in late 2014. In lieu of the formula-driven grant of up to 1,000,000 stock options, our Compensation Committee adopted a new equity-based incentive opportunity of not more than 300,000 shares to be delivered for the 2015 performance period, to the extent earned, in cash-settled incentive STAP awards (or stock options if the 2015 Stock Incentive Plan described under Proposal No. 3 of this Proxy Statement is approved by shareholders). Additionally, the new equity-based incentive opportunity is not contractually provided for and may be adjusted from time to time, as appropriate, by our Compensation Committee.

The size of the existing equity award was based on a single, stock-priced based metric.

Several shareholders expressed a preference for equity-based compensation awards to be earned based on multiple performance conditions, reflecting financial and/or operational metrics, in addition to stock price.

The Chairman and Co-Chief Executive Officer's new equity-based incentive will be earned based on the achievement of our Company-Wide Milestones.

The number of incentive STAP awards Dr. Rothblatt receives each year, subject to the 300,000 maximum for 2015, will be based on attainment of our Company-Wide Milestones, which are the same criteria we use to determine incentive STAP awards for our other Named Executive Officers. Our Company-Wide Milestones currently include measures of revenue growth, profitability, pipeline development, manufacturing capabilities and ethics and compliance. Because the award will be granted in the form of either stock options or STAP awards, there is an inherent stock price growth metric that must be achieved in order for the award to have any economic value to Dr. Rothblatt.

Shareholder Concern	Compensation Committee Response

Stock options awarded to our Chairman and Co-Chief Executive Officer under the existing framework immediately vest.

Shareholders expressed concern over the potential that Dr. Rothblatt could conceivably exercise her stock options soon after grant if there were a short-term increase in our stock price; however, our shareholders noted and were encouraged by her actual practice of holding stock options for several years before exercising and selling.

The Chairman and Co-Chief Executive Officer's new equity-based incentive will vest over four years.

Under the new equity-based incentive structure, Dr. Rothblatt's STAP awards (or stock options), to the extent earned, will vest 25% each year over four years.

The existing stock option structure does not promote or require sustained, long-term performance in order to receive economic value.

As noted above, shareholders expressed concern over the one-year performance period used to determine the size of the stock option grant, coupled with the immediate vesting provision, because there was no inherent incentive to sustain performance over a multi-year period of time. Several shareholders requested that we consider adding a performance-based vesting requirement to future equity-based incentive awards.

We believe the combination of granting equity-based incentives in a stock appreciation right coupled with a four-year vesting schedule creates an appropriate incentive to sustain performance over a longer period of time.

We do not believe a prospective performance-based vesting condition is appropriate or necessary at this time. First, we remain a dynamic, high-growth company with constantly shifting and evolving business priorities. This makes setting a prospective, multi-year vesting goal extremely difficult. Second, the vast majority of other companies granting performance-based equity use full-value stock awards, instead of stock appreciation awards, where such a condition is appropriate, or the executives could merely earn the award after a period of continued employment, regardless of performance. We believe the combination of requiring specific performance via our Company-Wide Milestones to earn STAP awards, the use of a stock appreciation vehicle to reward performance (i.e., the stock price must appreciate for the award to have value) and a four-year vesting schedule effectively creates a long-term performance orientation that is aligned with our shareholders. However, our Compensation Committee will continue to review and evaluate whether to add a performance-based vesting condition in future years as we mature.

        The above changes to Dr. Rothblatt's equity-based incentive award will be effective for our 2015 fiscal year. The timing of these changes is due to several factors, including: (i) decisions relating to our executive compensation program for the 2014 performance period were made by our Compensation Committee in January 2014, six months prior to our shareholders' vote on our Say-on-Pay proposal for fiscal year 2013; (ii) we undertook an extensive shareholder engagement effort and the process of arranging meetings with our shareholders and then incorporating feedback from these meetings into our Compensation Committee's decision-making took time; and (iii) the need to work carefully with our Chairman and Co-Chief Executive Officer to amend her employment agreement as her previous equity-based compensation arrangement could not have been unilaterally changed by our Compensation Committee. As a consequence, we did not finalize the design of this new program until December 2014.

        Our major shareholders with whom we shared the concepts described above, including the timing of implementing these concepts, agreed that the modifications were responsive to their major concerns, that their expectation was that any changes be effective for the 2015 fiscal year, particularly given the existence of a contractual arrangement with respect to the existing stock option award, and that it was not appropriate nor in the best interests of our company or its shareholders to breach the terms of the Chairman and Co-Chief Executive Officer's employment agreement for 2014.

Overview of our 2014 Executive Compensation Program

        We believe that we have an exceptional leadership team whose efforts are among the principal reasons we have consistently generated outstanding performance over the past 10+ years in terms of revenue growth, adjusted non-GAAP earnings growth, growth in the number of FDA-approved products and average stock price increase. We further believe it is critical to our future success that we retain and reward our leadership team in a manner that reinforces our strong pay-for-performance philosophy. In other words, the compensation realized by our leadership team, including our Named Executive Officers, should reflect our financial and operational performance and the value realized by our shareholders. This principle is reflected in the composition of the average target total direct compensation for our Named Executive officers in 2014, which, as in years prior, included a significantly greater proportion of performance-based pay than the executives in our peer group, as illustrated below:

United Therapeutics Compensation Mix vs. Peers
(Approximate)

(1)
Target total direct compensation is defined as the sum of base salary, cash incentive bonus opportunity at target, and the grant date fair value of long-term incentive awards at target, in each case for 2014. For United Therapeutics, a target long-term incentive award has been used, to reflect historical payout levels, as follows: CEO—500,000 stock options; other Named Executive Officers—70% of long-term incentive opportunity. For purposes of this chart, "Guaranteed Pay" includes base salary and long-term incentive compensation awards that are not based, in terms of award size or vesting, on the achievement of specific performance goals. "Performance-Based Pay" includes cash incentive bonuses and other long-term incentive awards where the size of the grant or vesting is based on the achievement of specific performance goals.

        The key features of our executive compensation program are summarized below:

  •
  Compensation Program Objectives.  Our executive compensation program is designed to achieve four objectives: pay for performance; shareholder alignment; balance short-term and long-term perspectives; and market competitiveness. These objectives are described in further detail below at Compensation Program Objectives.

  •
  Pay Program Elements.  We provide our Named Executive Officers with annual compensation comprised of base salary, cash incentive bonus and long-term incentives. We also offer health and retirement benefits, limited perquisites and severance and change in control arrangements.

  •
  Competitive Positioning.  Generally, for 2014 we targeted total direct compensation (defined as base salary, cash incentive bonus target, and long-term incentive award target) at or above the 75th percentile of our peer group, which is designed to result in above-median total compensation for above-median performance. We believe this benchmark target is appropriate in light of our strong pay-for-performance compensation structure. As shown in the graph above, our compensation structure is more heavily weighted toward "at-risk," performance-based components when compared to our peer group. We also believe this benchmark target is appropriate given the results our Named Executive Officers have consistently produced over a long period of time, such as:

  •
  We are the only company among our peers to have grown revenues by at least 15% for fourteen consecutive years;

  •
  We are the only company among our peers that has grown adjusted non-GAAP earnings by at least 20% in nine of the last ten years; and

  •
  Since 2001, we have generated returns for shareholders that are more than eight times the NASDAQ Biotech Index.

    For details regarding the composition of our peer group, see the section below entitled Compensation Peer Group.

  •
  Cash Incentive Bonus Program.  For the 2014 performance period, we paid cash incentive awards to our Named Executive Officers based on the achievement of pre-established corporate goals under our Company-Wide Milestone Program. Named Executive Officers were also eligible to receive an additional "Herculean Milestone" as part of their cash incentive award in 2014. Achievement of Company-Wide Milestones, including the Herculean Milestone, is discussed below at Cash Incentive Bonus Program.

  •
  Chairman and Co-Chief Executive Officer Long-Term Incentive Compensation.  For 2014, our Chairman and Co-Chief Executive Officer was eligible to receive long-term incentive compensation annually in the form of performance-based stock options, under a pay-for-performance formula contained in her employment agreement since 1999, which based the number of stock options awarded (if any) on the increase in our market capitalization during the year. Under this formula, our stock price must increase in order for our Chairman and Co-Chief Executive Officer to receive any stock options; then, the stock price must increase further for our Chairman and Co-Chief Executive Officer to realize any economic benefit from those stock options.

    As a result of this formula, she has received no performance-based stock option awards in three of the past ten years. This pay-for-performance formula, and the fact that long-term incentive compensation is a substantial part of our Chairman and Co-Chief Executive Officer's total compensation, are the key reasons why our Chairman and Co-Chief Executive Officer's total compensation is closely aligned with total shareholder return, as illustrated by the chart below. However, our shareholders expressed some concern with this arrangement as reflected in our 2014 Say-on-Pay vote, and consequently, our Compensation Committee worked in the second half of 2014 to develop an alternative equity-based compensation arrangement which is described above in the section, Impact of 2014 Advisory Resolution on Executive Compensation, and took effect January 1, 2015.

 5-Year CEO Actual Total Direct Compensation(1)
is Closely Aligned with United Therapeutics Indexed Total Shareholder Return(2)

(1)
Actual total direct compensation is defined as the sum of base salary, cash incentive bonus earned, the grant date fair value of long-term incentive awards, the change in the actuarial present value of retirement benefits under the SERP and the value of benefits/perquisites.

(2)
Indexed total shareholder return is equal to our stock price as of the end of each year as a percentage of the starting point of December 31, 2010.

•
Other Named Executive Officers' Long-Term Incentive Compensation.  Long-term incentive compensation for our other Named Executive Officers is paid in the form of performance-based, cash-settled STAP awards, the size of which is based principally on the attainment of our Company-wide Milestones. Like stock options, STAP awards only provide value to a recipient if our stock price increases between the grant date and the exercise date. Effective January 1, 2015, our Chairman and Co-Chief Executive Officer will participate in this equity compensation program rather than the individual arrangement described above.

2014 Compensation Decisions and Pay-for-Performance Alignment

        At the beginning of 2014, based in part on strong company performance during 2013, our Compensation Committee approved a 4% increase in base salary for each Named Executive Officer, which was consistent with the average company-wide employee salary increases. Cash incentive bonus target payouts, as a percentage of base salary, and long-term incentive targets, remained at the same 2013 levels for 2014.

        After the end of 2014, as a result of our strong financial and operational performance, 93% achievement of the goals in our Company-Wide Milestone Program and each Named Executive Officer's performance during the year, our Compensation Committee made the following compensation decisions:

  •
  Payout of cash incentive bonuses for 2014 equal to 103% of the respective cash incentive bonus target for each Named Executive Officer, which includes a Herculean Milestone award; and

  •
  Grant of performance-based STAP awards for performance in 2014 to each Named Executive Officer (other than Dr. Rothblatt) equal to 93% of their respective long-term incentive award targets.

        In addition, as a result of the increase in our market capitalization during 2014 and in accordance with the performance-based formula then contained in her employment agreement, Dr. Rothblatt received options to purchase 723,869 shares of our common stock on December 31, 2014.

        As a result of these actions, actual total direct compensation (defined as base salary, plus cash incentive bonus earned, plus the grant date fair value of long-term incentive awards granted) was above the 75th percentile for each of our Named Executive Officers. Our Compensation Committee believes this was appropriate given the pay-for-performance design of our compensation arrangements, where a significantly larger portion of Named Executive Officers' compensation on average is performance-based when compared to our peer group, and our track record of extraordinary, long-term performance against our internal goals and relative to our peers.

Summary of Compensation Governance Policies

        Our Compensation Committee and Board of Directors have taken the following steps concerning the governance of our executive compensation program:

  •
  Stock Ownership Guidelines.  Our Board adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers in 2011. For details, see the section above entitled Board of Directors, Committees, Corporate Governance—Stock Ownership Guidelines, and the section below entitled Other Executive Compensation Policies and Practices—Stock Ownership Guidelines.

  •
  Stock Option / STAP Repricing Policy.  Our Board has adopted a policy against repricing or exchanging underwater stock options and STAP awards without shareholder approval. For details, see the section below entitled Other Executive Compensation Policies and Practices—Policy Against Repricing Without Shareholder Approval.

  •
  Compensation Recovery Policy.  Our Board has the authority, to the extent permitted by governing law, to make retroactive adjustments to any cash, stock option, or STAP award or other equity award-based incentive compensation paid to our Named Executive Officers and certain other senior managers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

  •
  Policy Regarding Tax Gross-Ups.  Our Compensation Committee has adopted a policy against adopting any future employment arrangements with Named Executive Officers that include tax gross-up provisions, and no such arrangements have been adopted since 1999. Moreover, in connection with the restructuring of our Chairman and Co-Chief Executive Officer's equity-based compensation structure, we have eliminated the Internal Revenue Code Section 280G excise tax gross-up benefit from her employment agreement. With this change, no Named Executive Officer is entitled to a tax gross-up.

  •
  Policy Regarding Tax Deductibility of Executive Compensation.  Our Compensation Committee has taken steps to maximize the deductibility of compensation awarded to our Named Executive Officers. In 2014, our shareholders approved the United Therapeutics Corporation Section 162(m) Bonus Plan, which is intended to provide our company with the ability to structure future cash bonuses to our Named Executive Officers in a manner intended to be fully tax-deductible to us. Our cash bonus structure for 2015 is intended to enable us to deduct such bonuses paid to our Named Executive Officers. Furthermore, if our shareholders approve the 2015 Stock Incentive Plan described in Proposal No. 3 of this proxy, we will also have the ability to structure equity-based awards to our Named Executive Officers in a manner intended to be deductible by us.

  •
  Prohibition Against Hedging and Pledging.  Pursuant to our insider trading policy, directors, officers and employees are prohibited from, among other things, purchasing our securities on margin, engaging in "short" sales of our common stock, or buying or selling puts, calls, futures contracts or other forms of derivative securities relating to our securities. In addition, our Board has adopted a prohibition against the pledging of shares of our common stock by directors and executive officers.

  •
  Independent Consultant.  Our Compensation Committee has consistently retained nationally-recognized executive compensation consulting firms since 2004 to advise it on compensation matters relating to our Named Executive Officers. For details, see the section above entitled Board of Directors, Committees, Corporate Governance—Independent Compensation Consultant.

  •
  Executive Sessions.  Our Compensation Committee regularly meets in executive session without members of management present.

Executive Compensation Framework

  Compensation Program Objectives

        Our executive compensation program is designed to achieve four primary objectives:

  •
  Pay for Performance.  Structure compensation programs to emphasize variable, performance-based elements so that realized compensation is aligned with corporate performance (both financial and non-financial), stock price performance and individual performance, based on achievement of performance goals established by our Compensation Committee.

  •
  Shareholder Alignment.  Align the interests and compensation of our Named Executive Officers with the value created for shareholders through equity-oriented incentives and stock ownership guidelines.

  •
  Balance Short-Term and Long-Term Perspectives.  Encourage our Named Executive Officers to consider the long-term as well as the short-term best interests of our company.

  •
  Market Competitiveness.  Offer competitive compensation opportunities that facilitate the attraction and retention of highly competent executive officers capable of leading our company to the fulfillment of its business objectives and growth in shareholder value.

        We accomplish these objectives through the following compensation elements, as summarized in the table below:

Objective
Compensation Element	Pay for Performance	Shareholder Alignment	Balance Short- and Long-Term Perspectives	Market Competitiveness
Base Salary				✓
Cash Incentive Bonus	✓	✓	✓	✓
Long-Term Incentives (Stock Options/STAP Awards)	✓	✓	✓	✓
Benefits/Perquisites				✓
Supplemental Executive Retirement Plan (SERP)			✓	✓
Severance/Change-of-Control Benefits			✓	✓
Stock Ownership Guidelines		✓	✓

  Compensation Peer Group

        Our Compensation Committee annually examines Named Executive Officer compensation levels relative to a peer group of industry and labor market competitors. For 2014, our Compensation Committee examined a peer group comprised of the top 25 companies other than United Therapeutics, ranked by market capitalization, in the NASDAQ Biotech Index (which we refer to throughout this Compensation Discussion and Analysis as our "peer group"). Only companies that are U.S.-based or based in jurisdictions with similar compensation disclosure requirements as U.S. companies were selected for the peer group. Our Compensation Committee believes this is an objective metric by which to select peers. This selection metric results in a peer group that includes biopharmaceutical and biotechnology companies that are similar to us in terms of financial performance, shareholder value creation and drug development and commercialization, and generally reflects the universe of companies from which we recruit, and against which we retain, executive talent. The same peer group methodology was employed for 2013, so any changes in composition of our peer group resulted from movement of companies into and out of the top 25 based on this methodology. The charts below lists each of our peers, and illustrates our ranking within our peer group with respect to several key metrics (at the time the peer group was established):

Rank	Revenue	Rank	Net Income	Rank	Market Capitalization
1	Amgen	1	Amgen	1	Amgen
2	Gilead Sciences	2	Gilead Sciences	2	Gilead Sciences
3	Mylan	3	Biogen Idec	3	Celgene
4	Celgene	4	Celgene	4	Biogen Idec
5	Biogen Idec	5	Regeneron Pharmaceuticals	5	Regeneron Pharmaceuticals
6	Perrigo	6	Mylan	6	Alexion Pharmaceuticals
7	Endo Health Solutions	7	Perrigo	7	Vertex Pharmaceuticals
8	Regeneron Pharmaceuticals	8	Jazz Pharmaceuticals	8	Mylan
9	Vertex Pharmaceuticals	9	United Therapeutics	9	Perrigo
10	Alexion Pharmaceuticals	10	Alexion Pharmaceuticals	10	BioMarin Pharmaceutical
11	Illumina	11	Myriad Genetics	11	Illumina
12	United Therapeutics	12	Cubist Pharmaceuticals	12	Onyx Pharmaceuticals
13	Cubist Pharmaceuticals	13	TECHNE	13	Seattle Genetics
14	Salix Pharmaceuticals	14	Illumina	14	Endo Health Solutions
15	Jazz Pharmaceuticals	15	Salix Pharmaceuticals	15	Medivation
16	Myriad Genetics	16	Incyte	16	Alkermes
17	Alkermes	17	Alkermes	17	ARIAD Pharmaceuticals
18	BioMarin Pharmaceutical	18	Isis Pharmaceuticals	18	Jazz Pharmaceuticals
19	Onyx Pharmaceuticals	19	Seattle Genetics	19	Salix Pharmaceuticals
20	Incyte	20	Medivation	20	United Therapeutics
21	TECHNE	21	BioMarin Pharmaceutical	21	Cubist Pharmaceuticals
22	Seattle Genetics	22	Theravance	22	Incyte
23	Medivation	23	Onyx Pharmaceuticals	23	Theravance
24	Isis Pharmaceuticals	24	ARIAD Pharmaceuticals	24	TECHNE
25	Theravance	25	Vertex Pharmaceuticals	25	Myriad Genetics
26	ARIAD Pharmaceuticals	26	Endo Health Solutions	26	Isis Pharmaceuticals

Rank	Revenue Per Employee	Rank	Net Income Per Employee	Rank	Number of Employees
1	Gilead Sciences	1	Celgene	1	Mylan
2	United Therapeutics	2	Jazz Pharmaceuticals	2	Amgen
3	Salix Pharmaceuticals	3	United Therapeutics	3	Perrigo
4	Cubist Pharmaceuticals	4	Salix Pharmaceuticals	4	Biogen Idec
5	Celgene	5	Gilead Sciences	5	Gilead Sciences
6	Jazz Pharmaceuticals	6	Cubist Pharmaceuticals	6	Celgene
7	Amgen	7	Alexion Pharmaceuticals	7	Endo Health Solutions
8	Biogen Idec	8	Biogen Idec	8	Illumina
9	Alexion Pharmaceuticals	9	Regeneron Pharmaceuticals	9	Vertex Pharmaceuticals
10	Regeneron Pharmaceuticals	10	Incyte	10	Regeneron Pharmaceuticals
11	Incyte	11	Endo Health Solutions	11	Alexion Pharmaceuticals
12	Medivation	12	Myriad Genetics	12	Alkermes
13	Endo Health Solutions	13	Amgen	13	Myriad Genetics
14	Vertex Pharmaceuticals	14	TECHNE	14	BioMarin Pharmaceutical
15	Onyx Pharmaceuticals	15	Illumina	15	TECHNE
16	Illumina	16	Alkermes	16	Cubist Pharmaceuticals
17	Myriad Genetics	17	Perrigo	17	Onyx Pharmaceuticals
18	BioMarin Pharmaceutical	18	Mylan	18	United Therapeutics
19	Alkermes	19	Vertex Pharmaceuticals	19	Jazz Pharmaceuticals
20	Seattle Genetics	20	BioMarin Pharmaceutical	20	Seattle Genetics
21	Perrigo	21	Seattle Genetics	21	Salix Pharmaceuticals
22	TECHNE	22	Medivation	22	Incyte
23	Isis Pharmaceuticals	23	Isis Pharmaceuticals	23	Isis Pharmaceuticals
24	Mylan	24	Onyx Pharmaceuticals	24	ARIAD Pharmaceuticals
25	Theravance	25	Theravance	25	Medivation
26	ARIAD Pharmaceuticals	26	ARIAD Pharmaceuticals	26	Theravance

        While several members of our peer group may be considered substantially larger than our company as measured by market capitalization and revenue, it is also true that approximately 30% of the peer companies are less than one-third our size in terms of revenue (as of the time the peer group was established), and that our revenue ranking against the total peer group is twelfth, or in the middle of peers. Furthermore, our Compensation Committee views it as critical to measure ourselves against industry-leading peers (even if some are much larger than we are) in order to maintain a competitive edge in attracting and retaining top talent to lead us to continued industry-leading results. It is noteworthy that our commercial products include the most widely-prescribed pulmonary arterial hypertension therapies in three separate classes: parenteral prostacyclin analogues, inhaled prostacyclin analogues and PDE-5 inhibitors. In the second quarter of 2014, we also began selling an oral prostacyclin analogue. This success, especially for a relatively smaller company in relation to many of our peers, could not be achieved without the leadership of our top executive talent. In addition, our commercial products compete with those of much larger companies, including Gilead Sciences Inc., the second largest company in our peer group in terms of market capitalization. Our commercial products also compete with Actelion Pharmaceuticals Ltd, the largest biotechnology company in Europe, as well as several of the largest pharmaceutical companies in the world, including Pfizer Inc., GlaxoSmithKline plc, Teva Pharmaceuticals Industries Ltd. and Bayer Schering Pharma AG.

        Our Compensation Committee considered pay program design and individual executive compensation data based on the public filings of our peer group in the fall of 2013. This information served as an important factor for the 2014 compensation decisions for our Named Executive Officers described below.

  Competitive Pay Positioning

        Our Compensation Committee evaluates our Named Executive Officers' pay competitiveness on a target total direct compensation basis. In setting 2014 compensation levels, our Compensation Committee generally sought to set Named Executive Officer target total direct compensation at or above the 75th percentile of our peer group. Target total direct compensation includes annual base salary, target cash incentive bonus at 100% of opportunity and long-term incentive compensation at either 500,000 stock options (in the case of our Chairman and Co-Chief Executive Officer) or 70% of opportunity (in the case of our other Named Executive Officers). Our Compensation Committee targeted total direct compensation at or above the 75th percentile of the peer group in order to provide highly competitive compensation to retain what it believes is an exceptional management team and in recognition of our long track record of performing at or near the top of the biotech industry. For example:

  •
  We are the only company among our peers to have grown revenues by at least 15% for fourteen consecutive years;

  •
  We are the only company among our peers that has grown adjusted non-GAAP earnings by at least 20% in nine of the last ten years; and

  •
  Since 2001, we have generated returns for shareholders that are more than eight times the NASDAQ Biotech Index.

        Individual compensation targets and actual compensation delivered may vary based on our Compensation Committee's assessment of corporate performance and each Named Executive Officer's individual performance. We believe these relative targets are particularly appropriate in light of our strong pay-for-performance compensation structure, where a significantly larger portion of Named Executive Officers' compensation on average is performance-based, when compared to our peer group (as shown in the chart above under—Overview of our Executive Compensation Program).

  Tally Sheets

        Our Compensation Committee periodically reviews tally sheets for our Named Executive Officers and utilizes them, along with peer group compensation and performance analyses, in making its compensation decisions. These tally sheets assign dollar amounts to each component of our Named Executive Officers' compensation, including target total direct compensation, outstanding long-term incentive awards, benefits, perquisites and potential change in control severance payments. Tally sheets are not used in any formulaic manner to dictate pay decisions, but rather are used to educate and inform our Compensation Committee regarding the potential value of existing compensation arrangements. Our Compensation Committee reviewed tally sheets to prepare for its 2014 decisions regarding compensation for our Named Executive Officers.

  Other Factors Affecting Compensation Decisions

        In addition to benchmarking and tally sheets, our Compensation Committee also takes into account the financial performance of our company as well as a variety of other factors, including, among other things, changes in the price of our common stock and individual achievements (such as management efforts resulting in successful clinical trial results). Based on this information, our Compensation Committee may make individual adjustments to our Named Executive Officers' compensation accordingly. In addition, our Compensation Committee takes into account the input of our Chairman and Co-Chief Executive Officer in determining the compensation levels for the Named Executive Officers other than the Chairman and Co-Chief Executive Officer.

Review of 2014 Executive Compensation

  Summary of 2014 Compensation

        The components of our Named Executive Officers' target total direct compensation are base salary and variable performance-based compensation, including cash incentive bonus compensation and long-term incentive compensation. The following table shows our Named Executive Officers' base salaries and target performance-based compensation for 2014 and the amount of any increase of such compensation over 2013, which were generally minimal or none at all. The basis for our Compensation Committee's decisions with respect to each of these components for 2014 is discussed in greater detail below.

Summary 2014 Target Total Direct Compensation

Executive Officer	2014 Base Salary	% Increase Over 2013 Base Salary	2014 Cash Incentive Bonus Target as % of Base Salary	Change in Cash Incentive Bonus Target %(1)	2014 Long-Term Incentive Award Target(#)(2)	% Increase over 2013 Long-Term Incentive Award Target
Martine Rothblatt	$1,042,700	4%	100%	0%	n/a(3)	n/a(3)
John Ferrari	$569,200	4%	60%	0%	125,000	0%
Roger Jeffs	$845,800	4%	75%	0%	175,000	0%
Paul Mahon	$735,700	4%	60%	0%	125,000	0%

(1)
Represents the difference in cash incentive bonus target as a percentage of salary, between 2013 and 2014.

(2)
The long-term incentive bonus opportunity represents the total number of STAP awards for our Named Executive Officers, other than Dr. Rothblatt, that can potentially be granted based on 2014 performance.

(3)
Long-term incentive bonus awards for Dr. Rothblatt for 2013 and 2014 were determined at the end of each calendar year in accordance with a formula set forth in her employment agreement, which took into account the rise, if any, in our market capitalization each year based on the average closing price of our common stock for the month of December. For a description of Dr. Rothblatt's long-term incentive bonus award opportunity, see the narrative under the section entitled Named Executive Officer Employment Agreements—Dr. Rothblatt following the Grants of Plan-Based Awards in 2014 table below.

  Base Salary

        Base salary is the primary fixed element of the compensation packages for our Named Executive Officers. Our Compensation Committee reviews and establishes base salary levels for our Named Executive Officers each year taking into consideration one or more of the following four factors, depending on the circumstances: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) our overall performance, financial condition and prospects; (iii) the annual compensation received by executives holding comparable positions at our peers as described in the section entitled Executive Compensation Framework above; and (iv) our annual company-wide budget for salary increases.

        In January 2014, our Compensation Committee approved the base salaries for our Named Executive Officers listed in the Summary 2014 Target Total Direct Compensation table above. Each Named Executive Officer received a 4% salary increase, consistent with our company-wide budget for salary increases.

  Cash Incentive Bonus Program

        All of our Named Executive Officers participate in our Company-Wide Milestone Incentive Bonus Program, which in 2014 provided annual cash incentive awards based on the achievement of pre-established goals.

  Cash Incentive Bonus Targets

        Each year, our Compensation Committee establishes cash incentive bonus targets for each of our Named Executive Officers, taking into consideration the same factors as it uses to determine base salaries (other than the company-wide budget for salary increases). For 2014, our Compensation Committee established cash incentive bonus targets for our Named Executive Officers as a percentage of base salary, as shown in the Summary 2014 Target Total Direct Compensation table above. Under our Company-Wide Milestone Incentive Bonus Program, the maximum potential payout equals 110% of these target amounts, and there is no pre-established threshold performance level. As a result, Named Executive Officers can earn between 0 and 110% of their respective cash incentive bonus target, based on achievement of the Milestones (performance goals). This includes the application of the "Herculean Milestone," in the event we attain at least 70% of our Company-Wide Milestones, as follows:

Company-Wide Milestone Attainment	Herculean Milestone Addition	Total Attainment Range
70% to 79%	+4%	74% to 83%
80% to 89%	+7%	87% to 96%
90% to 100%	+10%	100% to 110%

        Cash incentive bonus targets, as a percentage of base salary, remained unchanged from 2013 levels for 2014.

  2014 Milestones

        The Milestones (or performance goals) are generally intended to create company-wide incentives relating to significant corporate objectives, such as (i) financial performance and growth; (ii) research and development programs, manufacturing capabilities and other operational metrics and goals; and (iii) ethical conduct. Our Compensation Committee, in its discretion, may amend our Company-Wide Milestones and weightings from time to time, to reflect core performance measures for the success of our business, including our commitment to compliance, and to set goals that translate most directly into short-, medium-and long-term value growth.

        The Milestone performance targets are difficult to meet, and require significant leadership and execution on the part of our Named Executive Officers. Based on these factors, our Compensation Committee established the following Company-Wide Milestones and weightings for 2014:

2014 Company-Wide Milestone	Percentage of Award Opportunity
Milestone 1—Cash Profits: Growth in non-GAAP earnings(1) of 30% or more in 2014 compared to 2013, as reported in our earnings release, together with further adjustments for income tax expenses and extraordinary items, including new product licenses, acquisitions, project cancellations and royalty buy-outs.	20%
Milestone 2—Financial Growth: Superior financial growth as evidenced by achieving 2014 net revenues of $1.2 billion, plus or minus 2%	20%
Milestone 3—Manufacturing: Adequate manufacturing capabilities, evidenced by a two-year inventory of Remodulin and Tyvaso finished drug product and passing all GMP-related FDA inspections at UT-owned facilities without any issues that prevent the use or approval of any of our drug products	20%
Milestone 4—Research & Development: Conduct of insightful research and development programs, taking into account regulatory approvals, label extensions and the quantity and quality of trials that support our business goals.	20%
Milestone 5—Ethics: Accomplish each of the above Milestones in an ethical manner, and respond, as appropriate, to any compliance-related investigations.	20%

(1)
Non-GAAP earnings, a non-GAAP financial measure, is presented quarterly in our earnings release and is defined as defined as net income (loss), adjusted for the following charges, as applicable: (a) interest; (b) license fees; (c) depreciation and amortization; (d) impairment charges; and (e) share-based compensation expense (stock option, share tracking award and employee stock purchase plan).

        Our Compensation Committee has carefully crafted these Milestones, which represent rigorous, objective standards by which to measure company and executive officer performance. The weighting of these Milestones was changed in in 2014 to provide equal weighting to each Milestone, reflecting our Compensation Committee's belief that all five Milestones should be considered equally important to our success. In particular, the weighting of the Ethics Milestone was increased in order to underscore our commitment to maintaining the highest ethics. Individual fines from government investigations of pharmaceutical companies have become increasingly material, and our efforts to develop and maintain effective compliance programs are increasing as well. Our Compensation Committee evaluates attainment of this Milestone under a robust framework that provides for careful scrutiny of our compliance program. For 2014, this framework included concrete goals tied to enhancements to our compliance program, which consumed considerable management attention across our company, including at the highest levels of our organization. In addition, we believe that our cash profits and financial growth objectives are important to maintaining industry-leading financial performance. Our goal of achieving $1.2 billion in revenues during 2014 is tied to our long-term strategic objectives, which include aggressive revenue growth targets over five, ten and fifteen-year time horizons. Our manufacturing Milestone is intended to ensure a continuous supply of our treprostinil-based therapies, which generate the vast majority of our revenues. Finally, our research and development Milestone is intended to ensure that we have a robust pipeline of products that has the capability of delivering future revenues sufficient to drive continued, industry-leading growth. Our Compensation Committee measures the research and development Milestone through a rigorous framework that establishes specific goals which are difficult to achieve, and which are tied to the progress of clinical trials and obtaining regulatory approvals for our products, weighted to take into account the ultimate market potential of pipeline products. The precise details of this framework are not provided due to its proprietary and confidential nature.

        Under the terms of our Company-Wide Milestone Program, our Compensation Committee has the authority to exercise negative discretion in the event of partial attainment under any of the Milestones.

        For 2014, our Compensation Committee determined that 93% of the Milestones were achieved, in accordance with the following analysis:

Milestone	Performance	Goal Achievement % (A)	Weighting (B)	% of Award Earned (A × B)
1	2014 non-GAAP earnings, compared with 2013 non-GAAP earnings increased by 20% (from $649.1 million to $776.1 million)	67%	20%	13%
2	2014 net revenues for Remodulin, Tyvaso and Adcirca were $1.3 billion, which exceeded the $1.2 billion revenue target	100%	20%	20%
3	Maintained greater than two-year inventory of all strengths of Remodulin and Tyvaso and passed all FDA inspections at UT-owned facilities	100%	20%	20%
4	Secured FDA approval of Remodulin in Japan. Made several significant advancements toward regulatory approvals, including: filed a biologics license application for Unituxin for neuroblastoma with the FDA; filed an application for the approval of the Remodulin Implantable System with the FDA; UV-4 antiviral (commenced a phase I study); continued enrolling FREEDOM-EV trial of Orenitram (phase III/IV) and BEAT study of beraprost 314d (phase III)	100%	20%	20%
5	Performed in an ethical manner, responded appropriately to compliance-related investigations and appropriately funded and resourced a comprehensive compliance program	100%	20%	20%

Total				93%

        Since the aggregate Milestone Attainment exceeded 90%, our Compensation Committee also awarded a Herculean Milestone of +10%, for a total Milestone Attainment level of 103% (applicable to cash bonuses only). Accordingly, cash incentive bonus awards earned by our Named Executive Officers and approved by our Compensation Committee for 2014 were as follows:

Executive Officer	2014 Base Salary (A)	2014 Cash Incentive Bonus Target as % of Base Salary (B)	2014 Milestone Attainment (C)	Total Cash Incentive Bonus Earned (A × B × C)
Martine Rothblatt	$1,042,700	100%	103%	$1,073,981
John Ferrari	$569,200	60%	103%	$351,766
Roger Jeffs	$845,800	75%	103%	$653,381
Paul Mahon	$735,700	60%	103%	$454,663

  Long-Term Incentive Compensation

        Our long-term incentive compensation program is structured to support our pay-for-performance and shareholder alignment objectives. For 2014, we awarded performance stock options to Dr. Rothblatt and STAP awards to our other Named Executive Officers (collectively, long-term incentive awards). These long-term incentive awards provide value to our Named Executive Officers only if our stock price increases from the date of grant (which benefits all shareholders) until the date of exercise.

        Our Compensation Committee believes it is appropriate to consider, but not emphasize, the fair value of the long-term target opportunity because the meaningful incentive in long-term incentive compensation for our Named Executive Officers lies not in the accounting values of performance-based stock options and STAP awards but rather in the potential for appreciation in our stock price. In this regard, while we report the grant date fair values of our performance stock options and STAP awards used for financial reporting purposes in the Summary Compensation Table and Grants of Plan-Based Awards in 2014 table below, our Named Executive Officers may never realize these amounts. Our Named Executive Officers realize compensation from their stock options and STAP awards only to the extent they have the opportunity to exercise such grants at a time when the price of our common stock exceeds the awards' exercise prices.

        Incentive STAP awards, which for 2014 were granted to our Named Executive Officers other than Dr. Rothblatt, convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of our common stock on the date of grant) and the closing price of our common stock on the date of exercise. The purpose of STAP awards is to mimic the economic features of traditional stock options, thereby linking the interests and rewards of our Named Executive Officers and other STAP participants to those of our shareholders; but such awards are settled in cash only. STAP awards granted to our Named Executive Officers partially vest in one-fourth increments on each of the first four anniversaries of the grant date. STAP awards are granted on an annual basis, and generally expire within 10 years from the date of grant, subject to earlier expiration upon termination of employment with us. The Committee views strictly time-based vesting of STAP awards as appropriate, given that the Committee takes into consideration aggregate attainment of our Company-Wide Milestones as a significant factor in determining the size of STAP awards and given that the future realizable value of these awards will be based on increases in our stock price, mirroring an increase in value to our shareholders. For each of the past four years, STAP award levels precisely mirrored Milestone attainment levels. Given the heavy influence of this performance-based factor on grant levels, the Committee does not believe a further performance-based condition for vesting is necessary.

        Our Named Executive Officers other than Dr. Rothblatt received a STAP award in March 2015, relating to performance for the full year 2014, and a STAP award in March 2014, relating to performance during the full year 2013.

  Chairman and Co-Chief Executive Officer Long-Term Incentive Award (Performance-Based Stock Option Award)

        In accordance with the terms of her employment agreement, from 1999 through December 31, 2014, Dr. Rothblatt was eligible to receive an annual award of performance-based stock options under our EIP to purchase the number of shares of our common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization each year based on the average closing price of our common stock for the month of December. The exercise price of such stock options, if any, was equal to the closing price of one share of our common stock on December 31st of each year. These stock options, if any, were granted on December 31st of each year and were fully exercisable on the date of grant. In addition, Dr. Rothblatt's option grant under this formula could not exceed 1,000,000 shares in any given year, pursuant to the terms of our EIP. For 2014, based on the formula set forth in her employment agreement (with no reduction), Dr. Rothblatt was awarded 723,869 stock options based solely on the increase in our market capitalization in December 2014 compared to December 2013.

  Change for 2015 Grant to Eliminate Contractually Guaranteed Provision

        The section above entitled Executive Summary—Impact of 2014 Advisory Resolution on Executive Compensation describes changes to Dr. Rothblatt's long-term incentive award that became effective for 2015 in light of the shareholder advisory vote in 2014 and our Compensation Committee's rationale for making these changes effective for 2015. Going forward, her employment agreement contains no commitment to any particular equity-based compensation arrangement.

  Long-Term Incentive Award (Performance-Based STAP Awards) for Our Other Named Executive Officers

        Our Compensation Committee set the 2014 long-term incentive targets for Mr. Ferrari, Dr. Jeffs and Mr. Mahon in January 2014. Our Compensation Committee does not have a set benchmark or formula for setting the long-term incentive award target for these individuals. It reviews and establishes long-term incentive target opportunities based on several factors, including: (i) the fair value of the long-term target opportunity in relation to our peer group (i.e., at or above the 75th percentile of our peer group); (ii) past grant levels; (iii) individual and company performance; and (iv) the potential gain to be realized from these awards based on the appreciation in the price of our common stock.

        The 2014 long-term incentive targets are shown in the Summary 2014 Target Total Direct Compensation table above, are unchanged from 2013 and represent the maximum potential long-term incentive award each Named Executive Officer (other than Dr. Rothblatt) can receive in relation to 2014 performance. The Committee approves actual awards annually taking into consideration: (i) our overall performance, financial condition and prospects, including accomplishments under our Company-Wide Milestone Incentive Bonus Program; and (ii) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments. For each the past five years, the Committee's determination of long-term incentive award payout levels has precisely mirrored Company-Wide Milestone attainment levels.

        With respect to company and individual performance for the 2014 fiscal year, our Compensation Committee approved the grant of STAP awards to Mr. Ferrari, Dr. Jeffs and Mr. Mahon on March 13, 2015. Each award was equal to 93% of the individual's target as shown below:

	2014 Long-Term Incentive Award (Granted on March 13, 2015)
Executive Officer	Long-Term Incentive Award Opportunity (#) (A)	Earned Award as % of 2014 Long-Term Incentive Target (B)	Long-Term Incentive Award Earned (#) (A × B)
John Ferrari	125,000	93%	116,250
Roger Jeffs	175,000	93%	162,750
Paul Mahon	125,000	93%	116,250

        In determining the number of STAP awards earned, our Compensation Committee considered our company's overall performance, placing heavy weight on the attainment of 93% of our Company-Wide Milestones for 2014. It also conducted a subjective review of individual performance, and determined that each Named Executive Officer's efforts played a major role in our 93% Milestone achievement level and therefore awarded them each 93% of their long-term incentive target. In particular, these executives were recognized by our Compensation Committee for the following achievements, among others:

  •
  Mr. Ferrari's management of the accounting and financial functions led to continued achievement of unqualified audit opinions, as well as excellent control over expenses, which helped us achieve net income and net income per employee above the 90th percentile of our peer group.

  •
  Dr. Jeffs' management of our sales force was critical to achieving record revenues and earnings before non-cash charges. He also managed our successful launch of Orenitram in June 2014. His management of our manufacturing operations, including qualifying our facilities to produce Orenitram and Unituxin, resulted in a continually robust supply of existing and new drug products. He continued to make important progress on enrollment of our FREEDOM-EV study of Orenitram, and made significant progress toward FDA approval of the Remodulin Implantable System and Unituxin.

  •
  Mr. Mahon managed a variety of legal and compliance initiatives critical to achieving full credit for the ethics component of our Company-Wide Milestones for 2014, and a growing in-house legal staff which, among other things, actively negotiates contracts that are critical to our commercial, clinical and manufacturing successes. He also successfully managed our litigation strategies and various business development and risk management initiatives.

Other Executive Compensation Policies and Practices

  Long-Term Incentive Awards Grant Timing Policy

        Our long-term incentive award grant timing is designed so that awards are granted after the market has had an opportunity to react to our announcement of annual earnings. We also believe this timing helps us avoid broad internal communication of highly confidential financial results prior to public announcement of our annual financial results. All long-term incentive awards granted to our Named Executive Officers and other employees have an exercise price equal to the closing price for our common stock on the NASDAQ on the date of grant or, if the award is granted on a date when the NASDAQ is not open, an exercise price equal to the closing price of our common stock on the NASDAQ on the preceding trading day.

        Long-term incentive awards for our Named Executive Officers other than Dr. Rothblatt for 2013, as discussed in our 2014 Proxy Statement, were granted on March 14, 2014, and these awards are shown in the Summary Compensation Table and the tables thereafter. Awards granted on March 13, 2015 for the full-year 2014 are not shown in the Summary Compensation Table and the tables thereafter, in accordance with SEC disclosure rules. These awards will be included in these tables in our 2016 Proxy Statement. Through December 31, 2014, the long-term incentive award for our Chairman and Co-Chief Executive Officer, if earned, was granted in accordance with the formula set forth in her employment agreement once each year on December 31st, or the preceding Friday if such date falls on a weekend. Beginning with the 2015 performance period, awards to our Chairman and Co-Chief Executive Officer will be granted on March 15th of the following calendar year (or the preceding trading day, if markets are not open on March 15th).

  Benefits and Perquisites

        The benefits offered to our Named Executive Officers are substantially the same as those offered to all employees, with the exception of the supplemental executive retirement plan (SERP) discussed in the section entitled Supplemental Executive Retirement Plan below. We provide a tax-qualified retirement plan (a 401(k) plan) and medical and other benefits to executives that are generally available to other full-time employees. Under our 401(k) plan, all employees are permitted to contribute up to the maximum amount allowable under applicable law (i.e., $17,500 in 2014 or $23,000 for eligible participants who are age 50 or older). We make matching contributions equal to 40% of eligible employee contributions with such matching contributions vesting 33 1/3% per year based on years of service, not the amount of time an employee has participated in the 401(k) plan. Therefore, once an employee completes three years of service, his or her account is fully vested and any future matching funds will vest immediately. The 401(k) plan and other generally available benefits programs allow us to remain competitive for executive talent. We also provide limited perquisites to our Named Executive Officers, including participation in either our vehicle lease program, which covers the monthly lease payment and cost of insurance and maintenance on vehicles, or a monthly car allowance of $600. Our Compensation Committee believes that the availability of these benefit programs generally enhances executive recruitment, retention, productivity and loyalty to us.

        For additional details on certain benefits and perquisites received by our Named Executive Officers, see the Summary Compensation Table below.

  Supplemental Executive Retirement Plan

        We maintain our SERP for select executives to enhance the long-term retention of individuals who have been and will continue to be vital to our success. Currently, only our Named Executive Officers and seven other members of senior management participate in the SERP. The SERP provides each participant with a lifetime annual payment after retirement (or at his or her election, a lump-sum payment) of up to 100% of final average three year gross salary, less estimated social security benefit, provided that he or she is employed by us or one of our affiliates until age 60. Participants in the SERP are prohibited from competing with us or soliciting our employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        Additional details regarding the SERP, including provisions in connection with a participant's death or disability or change in control of our company, are provided under the Pension Benefits in 2014 table below.

  Post-Employment Obligations for Named Executive Officers

        Each of our Named Executive Officers is eligible for certain severance payments in the event his or her employment terminates under specified circumstances, including in connection with a change in control, as provided in their employment agreements as well as the terms of the SERP, the EIP and the

STAP. These payments vary based on the type of termination but may include cash severance, stock option and STAP vesting acceleration, SERP vesting acceleration, and/or continuation of health and other benefits.

        Our Compensation Committee approved these arrangements in order to promote the loyalty and productivity of our Named Executive Officers and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of our shareholders and other constituents of our company without undue concern about whether the transaction may jeopardize their employment. Our Compensation Committee wants our Named Executive Officers to be free to think creatively and promote the best interests of our company without worrying about the impact of those decisions on their employment. In 2014, in connection with the modifications to our Chairman and Co-Chief Executive Officer's equity-based incentive award, we entered into an amendment to Dr. Rothblatt's employment agreement. This is described in more detail in the section, Named Executive Officer Employment Agreements—Dr. Rothblatt. No amendments were made to any of our other Named Executive Officers' employment agreements in 2014.

        Details regarding severance and change in control arrangements for our Named Executive Officers are contained in the text following the Potential Payments Upon Termination or Change in Control table below.

  Prohibition Against Hedging

        Pursuant to our insider trading policy, directors, officers and employees are prohibited from, among other things, purchasing our securities on margin, engaging in "short" sales of our common stock, or buying or selling puts, calls, futures contracts or other forms of derivative securities relating to our securities.

  Stock Ownership Guidelines

        As noted above under Board of Directors, Committees, Corporate Governance—Stock Ownership Guidelines, in 2011 our Board adopted Stock Ownership Guidelines in order to further align the financial interests of our directors and executive officers with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. Our Board amended the Stock Ownership Guidelines in 2015 in light of title changes for Dr. Rothblatt and Jeffs, and the addition of two new executive officers. As amended, our Stock Ownership Guidelines set targets for each executive officer according to the lesser of a multiple of base salary or fixed number of shares of common stock as follows:

Title of Individual	Ownership Target
Chairman and Co-Chief Executive Officer	Lesser of 6x base salary or 100,000 shares
President and Co-Chief Executive Officer	Lesser of 3x base salary or 40,000 shares
Chief Financial Officer and Treasurer	Lesser of 3x base salary or 20,000 shares
Executive Vice President and General Counsel	Lesser of 3x base salary or 30,000 shares
Executive Vice President and Chief Operating Officer	Lesser of 3x base salary or 20,000 shares

        In determining ownership levels for each executive officer, credit is provided for shares held outright, as well as the number of vested, but unexercised, stock options and STAP awards. For purposes of vested, unexercised stock options and STAP awards, shares will be calculated on an "as if exercised" basis, assuming a cashless exercise (in the case of stock options) and net of taxes (using an assumed 35% tax rate). Executive officers are expected to achieve their Stock Ownership Guideline target within five years of becoming subject to this policy. The policy provides procedures for granting exemptions in the case of severe financial hardship. As of April 11, 2015, all of our Named Executive Officers had met the ownership targets in our Stock Ownership Guidelines.

  Policy Against Repricing Without Shareholder Approval

        In 2011 our Board of Directors adopted a policy against repricing outstanding stock options or STAP awards without shareholder approval, which our Board believes is consistent with evolving compensation governance best practices.

  Policy Regarding Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (the Code) generally provides that we may not deduct compensation paid to our Chairman and Co-Chief Executive Officer and the three other most highly paid executive officers (other than our Chief Financial Officer) that exceeds $1 million per officer in a calendar year. Compensation that is considered "performance-based compensation" within the meaning of the Code does not count toward the $1 million limit.

        While our Compensation Committee considers the impact of this tax treatment, the primary factor influencing program design is the support of business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be a consideration, but not the decisive consideration, with respect to our Compensation Committee's compensation determinations. Accordingly, our Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that our Compensation Committee determines to be more appropriate. For example, awards granted under the annual cash incentive plan and the STAP historically have not met all of the requirements for deductibility under the Code, and therefore may not be deductible, even though we consider annual cash incentive awards and STAP awards to be based on performance.

        In 2014, our shareholders approved the United Therapeutics Corporation Section 162(m) Bonus Plan, which is intended to provide our company with the ability to deduct future cash bonuses to all of our Named Executive Officers, beginning with the 2015 performance period. Our cash bonus structure for 2015 is intended to enable us to deduct such bonuses paid to our Named Executive Officers. Furthermore, if our shareholders approve the 2015 Stock Incentive Plan described in Proposal No. 3 of this proxy, we will also have the ability to structure equity-based awards to our Named Executive Officers in a manner intended to be deductible by us. The rules and regulations promulgated under Section 162(m) of the Code are complicated, however, and subject to change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that any award intended to qualify as performance-based compensation under Section 162(m) of the Code will so qualify.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into United Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Compensation Committee: Christopher Causey (Chair) Christopher Patusky Louis Sullivan

EXECUTIVE COMPENSATION

        The following table shows compensation information for 2012, 2013 and 2014 for our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Bonus ($)	Option/ STAP Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Martine Rothblatt	2014	$1,024,524	(6)	—	$29,460,128	$1,073,981	$1,633,033	$23,263	$33,214,929
Chairman and Co-Chief	2013	992,678		—	36,097,326	1,102,907	—	25,344	38,218,255
Executive Officer	2012	959,579		—	3,024,662	983,362	2,964,410	26,315	7,958,328
John Ferrari	2014	565,533		—	4,236,250	351,766	1,481,409	14,560	6,649,518
Chief Financial Officer	2013	543,781		—	2,904,900	361,218	434,927	13,440	4,258,266
	2012	514,800		—	2,273,625	322,059	1,636,616	12,640	4,759,740
Roger Jeffs	2014	840,389		—	5,930,750	653,381	1,398,158	25,213	8,847,891
President and	2013	808,067		—	4,066,860	670,973	—	25,487	5,571,387
Co-Chief Executive Officer	2012	778,200		—	3,183,075	598,230	2,231,928	25,126	6,816,559
Paul Mahon	2014	730,988		—	4,236,250	454,663	1,209,728	16,400	6,648,029
Executive Vice President	2013	702,873		—	2,904,900	466,884	—	16,400	4,091,057
and General Counsel	2012	676,900		—	2,273,625	416,282	1,927,743	14,124	5,308,674

(1)
Increases in base salaries for our Named Executive Officers became effective on March 1, 2014, 2013 and 2012. Therefore, a portion of the base salary shown for each year reflects the salary level for the previous year.

(2)
Amounts shown represent the aggregate grant date fair value of stock options and STAP awards granted in each reported year, computed in accordance with applicable accounting standards. For a discussion of valuation assumptions for stock options and STAP awards for 2014 see Note 11—Stockholders' Equity and Note 7—Share Tracking Award Plans, respectively, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The stock options were awarded under our EIP and the STAP awards were granted under the STAP. See the Grants of Plan-Based Awards in 2014 table for more information on stock options and STAP awards granted to our Named Executive Officers in 2014.

(3)
Amounts shown for 2014 represent the total cash awards earned by each Named Executive Officer under our Company-Wide Milestone Incentive Bonus Program for 2014. The payouts were determined based on our attainment of specific, pre-established performance Milestones. For information on the amounts earned for 2014, see the section entitled Cash Incentive Bonus Program in the Compensation Discussion and Analysis above.

(4)
Amounts shown represent the change in the actuarial present value of retirement benefits under the SERP calculated in accordance with GAAP under SEC requirements. The assumptions used in calculating the change in the actuarial present value of SERP benefits are described in the footnotes to the Pension Benefits table below. The change in pension value from year to year as reported in the table will vary based on these assumptions and may not represent the value that a Named Executive Officer will actually accrue or receive under the SERP.

(5)
The amounts shown represent the aggregate incremental cost that can be attributed to lease, insurance and maintenance payments made on vehicles leased by us and used by a Named Executive Officer or for monthly automobile allowances, and for travel expenses for family members to our functions (collectively, the perquisites), and "matching contributions" under our 401(k) Plan equal to 40% of each participant's qualifying salary contributions.

(6)
Our Canadian subsidiary pays a portion of Dr. Rothblatt's total base salary in the amount of 120,000 Canadian dollars. The value of this portion in U.S. dollars has been estimated for the purposes of disclosure here by using the spot exchange rate on the dates on which Dr. Rothblatt was paid. In 2014, our Canadian subsidiary paid the equivalent of US$108,460 of Dr. Rothblatt's total base salary.

 Grants of Plan-Based Awards in 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Option Awards: Number of Securities Underlying Options or STAP Awards(2) (#)
						Exercise or Base Price of Option or STAP Awards ($/Sh)	Grant Date Fair Value of Option or STAP Awards(3) ($)
Name	Award Type	Grant Date	Target ($)	Maximum ($)
Martine Rothblatt	Stock Option	12/31/14			723,869	$129.49	$29,460,128
	Milestone Incentive		$1,042,700	$1,146,970
John Ferrari	STAP	03/14/14			125,000	$94.96	$4,236,250
	Milestone Incentive		$341,520	$375,672
Roger Jeffs	STAP	03/14/14			175,000	$94.96	$5,930,750
	Milestone Incentive		$634,350	$697,785
Paul Mahon	STAP	03/14/14			125,000	$94.96	$4,236,250
	Milestone Incentive		$441,420	$485,562

(1)
The amounts in these columns represent each Named Executive Officer's cash incentive bonus target and maximum opportunities based on the annual Company-Wide Milestone Incentive Bonus Program for 2014 described in the section entitled Company-Wide Milestone Incentive Bonus Program in the Compensation Discussion and Analysis above. Our Company-Wide Milestone Incentive Bonus Program does not have a threshold payout. Accordingly, no threshold column is shown. Actual bonuses earned under the program in 2014 are reported in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation."

(2)
The amounts in this column reflect the number of stock options granted to Dr. Rothblatt pursuant to the formula set forth in her employment agreement and the number of STAP awards granted to our other Named Executive Officers as long-term incentive awards under our STAP.

(3)
For stock options, the grant date fair value is generally the amount that we will recognize as an expense over the award's vesting period, computed in accordance with applicable accounting standards. For STAP awards, the dollar values in this column reflect the fair value of the awards on the grant date computed in accordance with applicable accounting standards.

Narratives to Summary Compensation Table and Grants of Plan-Based Awards in 2014 Table

Named Executive Officer Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below.

  Dr. Rothblatt

        In April 1999, we entered into an employment agreement with Dr. Rothblatt. This agreement was amended from time to time and we entered into an Amended and Restated Executive Employment Agreement with Dr. Rothblatt effective January 1, 2009 in order to clarify the effectiveness of certain prior amendments, and to make certain other immaterial amendments. This agreement was further amended effective January 1, 2015, to reflect her new title of Chairman and Co-Chief Executive Officer, to remove her entitlement to an annual grant of stock options based on a market capitalization growth formula, and to provide flexibility for our company to grant her incentive-based compensation in a variety of forms in our Compensation Committee's discretion.

        Dr. Rothblatt's employment agreement provides for an initial five-year term, which is automatically extended for additional one-year periods after each year unless either party gives at least six months' notice of termination. Either party may terminate the agreement at least six months prior to an annual renewal, which would result in a four-year remaining term. We note that this five-year term has no bearing on potential severance payments upon termination, which are described under Potential Payments Upon Termination or Change in Control.

        Dr. Rothblatt's compensation in 2014 was paid pursuant to this employment agreement, which entitles her to a minimum base salary of $180,000, annual cash and long-term incentive bonus compensation and participation in employee benefits generally available to other executives of our company. The level of Dr. Rothblatt's base salary is subject to annual review and increase by our Compensation Committee. Her annual salary was last reviewed on December 12, 2014, and beginning January 1, 2015, was $1,084,400. Her employment agreement also requires us to pay the cost of leasing, maintaining and insuring an automobile for Dr. Rothblatt.

        With respect to her annual long-term equity incentive compensation, until January 1, 2015, Dr. Rothblatt's employment agreement provided that she was eligible to receive an annual award of options to purchase the number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization, calculated using the average closing price for the month of December versus the average measured in December of the prior year. On December 31, 2014, Dr. Rothblatt was awarded 723,869 stock options in accordance with this formula. To date, all of Dr. Rothblatt's stock options have been awarded pursuant to our EIP, have a term of ten years and are fully vested and exercisable on the date of grant. The stock options have an exercise price equal to the closing price on the NASDAQ on the date of grant. The maximum number of shares reserved as of December 31, 2014 under our EIP for such grants is approximately 9.3 million, and the maximum number of stock options that may be granted to Dr. Rothblatt in a given year was 1,000,000. Effective as of January 1, 2015, Dr. Rothblatt's employment agreement was amended to eliminate the annual award of stock options and to clarify that our company anticipates that on and after such date it will issue long-term incentive awards to Dr. Rothblatt in the form of either stock options (if Proposal No. 3 is approved by our shareholders) or STAP awards. The amendment also eliminated Dr. Rothblatt's right to an Internal Revenue Code Section 280G excise tax gross-up payment.

        Dr. Rothblatt's employment agreement prohibits her from engaging in activities competitive with us for five years following termination of her employment. She will also be subject to a permanent confidentiality obligation. For information regarding severance and change in control arrangements for Dr. Rothblatt, see the text following the Potential Payments Upon Termination or Change in Control table below.

  Mr. Ferrari, Dr. Jeffs and Mr. Mahon

        We have entered into employment agreements with each of Mr. Ferrari, Dr. Jeffs and Mr. Mahon. As amended, the agreements for Mr. Ferrari, Dr. Jeffs and Mr. Mahon provide for an initial five-year term, which is automatically extended for additional one-year periods after each year. Either party may terminate the agreement upon 60 days' notice prior to an annual renewal, which would result in a four-year remaining term. Mr. Ferrari's agreement was entered into in August 2006, Dr. Jeffs' in November 2000 and Mr. Mahon's in June 2001. Mr. Ferrari's agreement provides for an annual base salary of at least $240,000, Dr. Jeffs' agreement provides for an annual base salary of at least $250,000, and Mr. Mahon's agreement provides for an annual base salary of at least $300,000. The level of each executive's base salary is subject to annual review and increase by our Compensation Committee. Dr. Jeffs' annual salary was last reviewed on December 12, 2014, and was increased to $925,000 effective January 1, 2015, in connection with his promotion to President and Co-Chief Executive Officer. Annual salaries for Mr. Ferrari and Mr. Mahon were last reviewed on February 3, 2015. Mr. Ferrari's annual salary remained unchanged at $569,200, and effective March 1, 2015, Mr. Mahon's annual salary was increased to $765,100. Each executive is eligible to participate in our broad-based employee benefit plans. In accordance with the terms of Dr. Jeffs' employment agreement, we also pay the cost for leasing, maintaining and insuring an automobile for Dr. Jeffs. Mr. Ferrari and Mr. Mahon each receive a $600 monthly car allowance.

        Mr. Ferrari's employment agreement also provides his level of annual cash and long-term incentive award target opportunities. The bonus amounts earned by Mr. Ferrari are ultimately subject to the criteria set forth in the Compensation Discussion and Analysis above. Under his employment agreement, Mr. Ferrari's annual cash incentive award target opportunity must be equal to at least 35% of his base salary and his annual long-term incentive bonus target opportunity must be at least 30,000 stock options or STAP awards; provided, however, that the foregoing long-term incentive award target opportunity is subject to review and adjustment from time to time by our Compensation Committee. Our Compensation Committee has set Mr. Ferrari's cash incentive award target at 60% of his base salary and his long-term incentive award target opportunity at 125,000 STAP awards.

        Each of their employment agreements prohibits Mr. Ferrari, Dr. Jeffs and Mr. Mahon from accepting employment, consultancy or any other business relationships with an entity that directly competes with us or from engaging in the solicitation of our employees on behalf of a competitor for a period of two years following his last receipt of compensation from us. Each of Mr. Ferrari, Dr. Jeffs and Mr. Mahon is under an obligation of confidentiality for three years after termination of his employment.

        For information regarding severance and change in control arrangements for these Named Executive Officers, see the text following the Potential Payments Upon Termination or Change in Control table below.

Summary of Terms of Plan-Based Awards

  Equity Incentive Compensation Plan

        For 2014, Dr. Rothblatt was eligible to receive an annual award of options to purchase shares of common stock based on our company's performance, as described above under Named Executive Officer Employment Agreements—Dr. Rothblatt.

  STAP Awards

        As described in the section entitled Long-Term Incentive Award Compensation in the Compensation Discussion and Analysis above, in 2014 our Named Executive Officers (other than Dr. Rothblatt) were granted STAP awards. These long-term incentive awards are granted annually, concurrently with the cash incentive bonus awards. The STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of our common stock on the date of grant) and the closing price of our common stock on the date of exercise. The fair value is based on the closing price of our common stock on the relevant grant date.

        STAP awards granted to our Named Executive Officers vest in one-fourth increments on the first four anniversaries of the date of grant, in each case subject to the Named Executive Officer's continued employment. Each STAP award has a ten-year term. For information regarding acceleration of vesting upon certain employment termination events, see the text following the Potential Payments Upon Termination or Change in Control table below.

Outstanding Equity Awards at 2014 Fiscal Year-End

        The following table sets forth information regarding unexercised stock options or STAP awards held by each of our Named Executive Officers as of December 31, 2014.

	Option Awards and STAP Awards
		Number of Securities Underlying Unexercised Options or STAP Awards
				Option or STAP Award Exercise Price($)	Option or STAP Award Expiration Date
Name and Grant Date	Award Type	(#) Exercisable(1)	(#) Unexercisable
Martine Rothblatt
12/30/2005	Stock Option	193,420	—	$34.56	12/30/2015
12/31/2007	Stock Option	582,400	—	30.75	12/31/2017
12/31/2009	Stock Option	541,700	—	52.65	12/31/2019
12/31/2010	Stock Option	459,907	—	63.22	12/31/2020
12/31/2012	Stock Option	153,225	—	53.42	12/31/2022
12/31/2013	Stock Option	1,000,000	—	113.08	12/31/2023
12/31/2014	Stock Option	723,869	—	129.49	12/31/2024
John Ferrari
03/15/2010	STAP Award	62,500	—	$57.15	03/15/2020
09/15/2010	STAP Award	22,500	—	51.37	09/15/2020
03/15/2011	STAP Award	46,875	15,625	65.80	03/15/2021
03/15/2012	STAP Award	—	53,750	47.50	03/15/2022
03/15/2013	STAP Award	28,750	86,250	61.06	03/15/2023
03/14/2014	STAP Award	—	125,000	94.96	03/14/2024
Roger Jeffs
09/15/2009	STAP Award	96,250	—	$50.09	09/15/2019
03/15/2010	STAP Award	87,500	—	57.15	03/15/2020
09/15/2010	STAP Award	87,500	—	51.37	09/15/2020
03/15/2011	STAP Award	65,625	21,875	65.80	03/15/2021
03/15/2012	STAP Award	75,250	75,250	47.50	03/15/2022
03/15/2013	STAP Award	40,250	120,750	61.06	03/15/2023
03/14/2014	STAP Award	—	175,000	94.96	03/14/2024
Paul Mahon
03/13/2009	STAP Award	70,750	—	$33.14	03/13/2019
09/15/2009	STAP Award	112,500	—	50.09	09/15/2019
03/15/2010	STAP Award	62,500	—	57.15	03/15/2020
09/15/2010	STAP Award	62,500	—	51.37	09/15/2020
03/15/2011	STAP Award	46,875	15,625	65.80	03/15/2021
03/15/2012	STAP Award	53,750	53,750	47.50	03/15/2022
03/15/2013	STAP Award	28,750	86,250	61.06	03/15/2023
03/14/2014	STAP Award	—	125,000	94.96	03/14/2024

(1)
STAP awards vest in one-fourth increments on the first four anniversaries of the date of grant, assuming continued employment. Dr. Rothblatt's stock options were fully vested upon grant pursuant to her employment agreement.

 Option Exercises and Stock Vested in 2014

        The following table shows (i) the number of shares of our common stock acquired upon exercise of stock options; and (ii) the number of STAP awards exercised by each of our Named Executive Officers during the year ended December 31, 2014.

	Option Awards		STAP Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of STAP Awards Exercised (#)	Value Realized on Exercise ($)(1)
Martine Rothblatt	551,488	$40,970,853	—	$—
John Ferrari	—	$—	200,000	$11,516,613
Roger Jeffs	395,676	$28,302,658	210,000	$18,959,300
Paul Mahon	122,750	$9,543,330	48,000	$4,480,440

(1)
Represents the difference between the exercise price of the stock options or STAP award and the fair market value of our common stock on the date of exercise, multiplied by the number of options or STAP awards exercised. STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price and the closing price of our common stock on the date of exercise.

Pension Benefits in 2014

        The table below describes the present value of the accumulated benefit for our Named Executive Officers under the SERP:

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)
Martine Rothblatt	SERP	15.0	$14,830,351
John Ferrari	SERP	13.6	$7,162,368
Roger Jeffs	SERP	15.0	$9,300,888
Paul Mahon	SERP	13.5	$7,503,428

(1)
Reflects the number of years (up to the maximum of 15 years under the terms of the SERP) since each Named Executive Officer commenced employment with us.

(2)
For a discussion of valuation assumptions, see Note 14—Employee Benefit Plans—Supplemental Executive Retirement Plan to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The present value of accumulated benefits calculation includes non-service-related benefits; that is, it assumes continued service until participants reach age 60. The present value is based on accumulated benefits projected at age 60 based on earnings at December 31, 2014, without reflecting the age 62 social security offset. A discount rate of 3.64% is used and assumes no pre-retirement death, disability or termination.

Supplemental Executive Retirement Plan

        In 2006, our Compensation Committee approved our SERP, which is a non-qualified supplemental defined benefit retirement plan for select key executives intended to enhance the long-term retention of individuals that have been and will continue to be vital to our success. Participants in the SERP generally must remain in the employ of our company or one of its affiliates until age 60 to receive a benefit except in the event of death, disability or a change in control of our company. If a participant terminates employment with us for any reason prior to age 60 (other than due to death or disability or following a change of control), no benefit will be paid. The benefit to be paid under the plan is based on when an executive commenced participation in the plan. In general, a participant will be eligible for an unreduced benefit under the plan after 15 years of service. Upon a change-in-control before a participant reaches age 60, he or she will immediately vest in and receive a prorated benefit based on years of service to date.

        The SERP is administered by our Compensation Committee. Currently, our Named Executive Officers and seven other members of senior management participate in the SERP. Drs. Rothblatt and Jeffs and Mr. Mahon are all eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the Final Average Compensation), reduced by the participant's estimated social security benefit (determined as provided under the SERP), for the remainder of the participant's life (the aggregate amount of such payments, the Normal Retirement Benefit), commencing on the first day of the sixth month after retirement. For executives who began participating in the plan after July 1, 2006, including Mr. Ferrari, the retirement benefit is generally calculated as 100% of the final three-year average gross base salary reduced by the estimated social security benefit they would receive in retirement, multiplied by a fraction (not to exceed 1) the numerator of which is their years of service and the denominator of which is 15 (the Normal Retirement Benefit). This means that for participants who have less than 15 years of service with us, the retirement benefit is prorated by the number of years of actual service divided by 15 years. By age 60, all of the current participants except Mr. Ferrari will have had 15 years of service if they remain employed by us. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit, as determined under the SERP (the aggregate amount of such payments referred to as the Disability Retirement Benefit), commencing on the first day of the sixth month after termination of employment in the event of a Disability and as soon as administratively practicable in the event of death. All of our Named Executive Officers have elected to receive their benefit in the form of a lump sum, although they were also offered a choice of a single life annuity or an actuarially equivalent joint or survivor annuity.

        In the event of a change in control, as defined in the SERP, a participant who is actively employed on the date of the change in control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant's Final Average Compensation, reduced by the participant's estimated future social security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant's years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the change in control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a change in control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the change in control) will be made in a lump sum as soon as administratively practicable following such change in control.

        Participants in the SERP will be prohibited from competing with us or soliciting its employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        No payments were made under the SERP in 2014. In addition, see the section entitled Severance and Change in Control Payments to the Co-Chief Executive Officer below for a description of potential additional years of service to be awarded to Dr. Rothblatt pursuant to her employment agreement. There are no other supplementary service recognition or benefit enhancement provisions for our Named Executive Officers.

Rabbi Trust

        In December 2007, our Compensation Committee adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document (Rabbi Trust Document), providing for the establishment of a trust (Rabbi Trust), the assets of which will be contributed by us and used to pay benefits under the SERP. The Rabbi Trust Document was entered into between our company and Wilmington Trust Company, which will serve as trustee of the Rabbi Trust. The Rabbi Trust is irrevocable, and SERP participants will have no preferred claim on, nor any beneficial ownership interest in, any assets of the Rabbi Trust.

        Generally, we may contribute additional assets to the Rabbi Trust at our sole discretion. However, pursuant to the terms of the Rabbi Trust Document, within five days following the occurrence of a potential change in control (as defined in the Rabbi Trust Document), or if earlier, at least five days prior to the occurrence of a change in control (as defined in the Rabbi Trust Document), we will be obligated to make an irrevocable contribution to the Rabbi Trust in an amount sufficient to pay each SERP participant or beneficiary the benefits to which they would be entitled pursuant to the terms of the SERP on the date on which the change in control occurred. The Rabbi Trust will not terminate until the date on which SERP participants or their beneficiaries are no longer entitled to benefits pursuant to the terms of the SERP.

Potential Payments Upon Termination or Change in Control

        Each of our Named Executive Officers is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated without "Cause", terminated by the executive for "Good Reason", terminated by the executive voluntarily with continued status as a "Senior Advisor" to us, terminated due to disability or death, or terminated in connection with a "Change in Control" (each such term, as defined in the Named Executive Officer's employment agreement, the SERP, our EIP and related stock option agreements, and the STAP and related award agreements) of our company in accordance with the applicable terms of their respective employment agreements, the SERP, our EIP and related stock option agreements, and the STAP and related award agreements, as reported in the Potential Payments Upon Termination or Change in Control table below and described in the narrative table that follows. The summary of these benefits is qualified in its entirety by the specific language of the various agreements and plans that have been filed with the SEC. The amounts shown in the Potential Payments Upon Termination or Change in Control table below are estimates of the value of these payments and benefits, assuming that such termination or triggering event was effective as of December 31, 2014. The actual compensation to be paid to a Named Executive Officer can only be determined at the time such Named Executive Officer's employment is terminated and may vary based on factors such as the timing during the year of any such event, our stock price, the executive officer's age, and any changes to our benefit arrangements and policies. In addition to the benefits described below, our Named Executive Officers will be eligible to receive any benefits accrued under our broad-based benefit plans, such as distributions under life insurance and disability benefit plans and accrued vacation pay.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause/ Resignation for Good Reason/ Resignation While Continuing as Senior Advisor		Disability(1)	Death(1)	Termination upon a Change in Control	Change In Control without Termination of Employment
Martine Rothblatt
Salary and bonus	$7,424,024		$1,073,981	$1,073,981	$7,424,024	$—
Stock option vesting acceleration(2)	—		—	—	—	—
Supplemental Executive Retirement Plan	11,317,597	(3)	14,745,222	9,722,806	14,745,222	14,745,222
Health and other benefits(4)	126,073		—	—	126,073	—
Excise tax gross-up(5)	—		—	—	—	—

Total	$18,867,694		$15,819,203	$10,796,787	$22,295,319	$14,745,222

John Ferrari
Salary and bonus	$1,841,932		$351,766	$351,766	$1,841,932	$—
STAP award vesting acceleration(2)	15,620,456		15,620,456	15,620,456	15,620,456	15,620,456
Supplemental Executive Retirement Plan	—		7,171,964	4,667,890	7,171,964	7,171,964

Total	$17,462,388		$23,144,186	$20,640,112	$24,634,352	$22,792,420

Roger Jeffs
Salary and bonus	$2,998,362		$653,381	$653,381	$2,998,362	$—
STAP award vesting acceleration(2)	21,868,639		21,868,639	21,868,639	21,868,639	21,868,639
Supplemental Executive Retirement Plan	—		6,379,718	4,460,329	9,029,754	9,029,754

Total	$24,867,001		$28,901,738	$26,982,349	$33,896,755	$30,898,393

Paul Mahon
Salary and bonus	$2,380,666		$454,633	$454,633	$2,380,666	$—
STAP award vesting acceleration(2)	15,620,456		15,620,456	15,620,456	15,620,456	15,620,456
Supplemental Executive Retirement Plan	—		4,413,098	2,880,426	6,521,589	6,521,589

Total	$18,001,122		$20,488,187	$18,955,515	$24,522,711	$22,142,045

(1)
Based on the cash incentive bonus awards paid in March 2015.

(2)
The value shown is based on the positive difference between the aggregate exercise price of all accelerated stock options and/or STAP awards and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on December 31, 2014, $129.49.

(3)
Represents the estimated present value at December 31, 2014 of the retirement benefit payable under Dr. Rothblatt's employment agreement when she reaches age 65 (including credit for three additional years of service). While this benefit is not provided by the SERP itself, the retirement benefits would be calculated in accordance with similar inputs and assumptions as those used for the SERP.

(4)
Represents the estimated value of continued health care benefits for a three-year period after termination, outplacement services for 12 months and the fair value of one currently leased vehicle.

(5)
Upon a change in control, compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under section 280G of the Internal Revenue Code. Under the terms of her employment agreement as in effect on December 31, 2014, Dr. Rothblatt was entitled to a gross-up of this tax. Based on the assumptions underlying the calculations in the table above, Dr. Rothblatt is not subject to this excise and thus, no gross-up would be provided. This gross up provision has been eliminated from Dr. Rothblatt's employment agreement effective as of January 1, 2015.

Severance and Change in Control Payments to Named Executive Officers

Provision	Terms Applicable to Chairman and Co-CEO	Terms Applicable to other Named Executive Officers
Payments Upon either (i) Involuntary Termination without Cause, (ii) Resignation for Good Reason, or (iii) Resignation while Continuing as Senior Advisor

•

Lump sum prorated bonus and incentive payment*

•

Lump sum payment equal to 3.0 times base salary + 3.0 times annual cash incentive bonus*

•

Continuation of health care benefits for 36 months, outplacement services for 12 months and the transfer of one currently leased vehicle

•

Lump sum payment of SERP benefits, plus additional retirement benefits at age 65 with credit for three additional years of service

•

Lump sum payment equal to greater of: (i) base salary through remainder of agreement term; or (ii) 2.0 times base salary + 2.0 times annual cash incentive bonus

•

Immediate vesting of unvested stock options and STAP awards

Payments Upon Disability

•

Continued payment of current base salary through the end of the calendar year following such death or disability

•

Accrued but unpaid cash incentive bonus

•

Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan

• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan
Payments Upon Death	• Accrued but unpaid cash incentive bonus • Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan	• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits
Payments Upon Change in Control without Termination	• Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan	• Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan

Provision	Terms Applicable to Chairman and Co-CEO	Terms Applicable to other Named Executive Officers
Payments Upon Termination Following Change in Control	• Same as Payments Upon Involuntary Termination, etc., except that payment of SERP benefits occurs immediately, and is calculated as described above under Supplemental Executive Retirement Plan	• Same as Payments Upon Involuntary Termination, etc. • Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan

*
Payment is equal to greater of payment for the prior year, or the average of such payments for the prior two years.

        As used in the table above, the following terms are generally defined as follows:

  Cause:

  •
  In the case of Dr. Rothblatt, her willful and continued failure to substantially perform her duties, or willfully engaging in gross misconduct that is materially injurious to us.

  •
  In the case of the other Named Executive Officers, (i) failure to perform any of the material terms or provisions of his employment agreement; (ii) negligent or unsatisfactory performance of duties, after notice and the opportunity to correct such performance; (iii) employment- or profession-related misconduct; (iv) conviction of a crime involving a felony, fraud or embezzlement; or (v) misappropriation of our funds or misuse of assets.

  Good Reason:

  •
  In the case of Dr. Rothblatt, without her consent, the occurrence of any of the following: (i) the assignment of any duties that are inconsistent with her position as Chairman and Co-Chief Executive Officer; (ii) a material adverse change in her reporting responsibilities, titles or offices; (iii) failure to re-elect her to any position she held with us; (iv) a reduction in her base salary or failure to increase her salary consistent with certain other executive salary increases; (v) relocation of 25 miles or more or additional substantially more burdensome travel requirements; (vi) failure to continue her as a participant in any bonus or other incentive plans in which she was participating; (vii) failure to keep in effect certain benefit plans and arrangements; (viii) failure to obtain a successor entity's assumption of the agreement; (ix) failure to abide by certain provisions in the agreement; or (x) any other material breach of the employment agreement.

  •
  In the case of the other Named Executive Officers, his authority and responsibilities being materially diminished without cause.

        Change in Control:    Transfer of control of our company (generally, as a result of an acquisition, merger, hostile takeover or any other reason).

PROPOSAL NO. 3
APPROVAL OF THE UNITED THERAPEUTICS CORPORATION
2015 STOCK INCENTIVE PLAN

Overview

        On April 29, 2015, our Board of Directors unanimously adopted and approved the United Therapeutics Corporation 2015 Stock Incentive Plan (the Plan), subject to shareholder approval. Our Board of Directors adopted and approved the Plan to stimulate the efforts of non-employee directors, officers, employees and other service providers, in each case who are selected to be participants in the Plan, by heightening the desire of such persons to continue working toward and contributing to the success and progress of our company. The Plan allows grants of stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards, any of which may be performance-based, and for incentive bonuses.

        Since its approval by shareholders at the 1999 annual meeting, our company has granted stock incentive awards under our Amended and Restated Equity Incentive Plan (the Prior Plan), which is our only plan under which shares may be delivered, aside from our Employee Stock Purchase Plan. The shares subject to the Prior Plan are segregated into two pools: one for stock incentive awards to Dr. Rothblatt, and the other for all other employees. The available pool for all other employees was largely exhausted in 2008. Since that time, our company has continued to award stock options to Dr. Rothblatt, and the primary vehicles for providing equity-based compensation to employees other than Dr. Rothblatt have been through cash-settled stock appreciation rights awarded pursuant to its Share Tracking Awards Plan (adopted in 2008) and 2011 Share Tracking Awards Plan (adopted in 2011) (collectively, the STAP Plan). In addition, given that the shares available for Dr. Rothblatt under the Prior Plan are tied to a specific formula which has been eliminated under her employment agreement, the Prior Plan may no longer be used to issue awards to her. As such, unless the Plan is approved, we expect that future equity-based awards will be granted only in the form of STAP awards. If the Plan is approved by our shareholders as proposed, no further awards will be made under the Prior Plan or the STAP Plan, and the Plan will become the primary equity compensation plan used to grant equity-based incentives to all of our executives, employees and non-employee directors.

Why You Should Vote For the Plan

        Our Board of Directors recommends that our shareholders approve the Plan for three important reasons. First, we offer equity-based compensation to virtually all of our full-time employees, executive officers and non-employee directors. Like other similarly-situated biotech and pharmaceutical companies, many of which we compete with for talent, equity is an important part of our compensation program. Our ability to continue granting equity-based awards is crucial to ensure that we can attract, motivate and reward key talent so that we can continue to deliver the exceptional type of performance highlighted in the Compensation Discussion and Analysis in the future.

        Second, while the STAP Plan has served as a suitable replacement for a traditional equity plan, it has two significant drawbacks for our shareholders. It requires cash that could otherwise be used to return value to shareholders by funding research and development efforts, share repurchases, or acquisitions of other technologies or companies. In addition, under generally accepted accounting principles we must measure and report the fair value of STAP awards on a quarterly basis. As a result, changes in our stock price result in substantial changes in the fair value of these awards, which in turn cause significant and unpredictable volatility in our share-based compensation expense and net income quarter-to-quarter and year-to-year. Adoption of the Plan will allow us to issue equity awards settled in company shares, which would not require cash payments nor result in such volatile and unpredictable share-based compensation expense. Upon the exercise of a stock option, the exercise price would be paid to our company, and fair value of the option would be measured on the date of grant and expensed pro rata over the vesting period.

        Third, the compensation realized from the exercise of STAP awards by our Named Executive Officers, other than our Chief Financial Officer, generally is not deductible by our company to the extent total annual compensation for any such individual exceeds of $1 million, as a result of Section 162(m) of the Internal Revenue Code of 1986 (the Code). This can result in a meaningful reduction in the profitability of our company. As noted below under Section 162(m) of the Code, and Federal Income Tax Treatment—Company Deduction and Section 162(m), the Plan has been structured in a manner such that awards granted under it can satisfy the requirements for "performance-based" compensation within the meaning of Section 162(m) of the Code, and therefore qualify for full tax deductibility. As such, use of the Plan in lieu of STAP awards to grant equity-based awards should allow us to realize significant savings in our future income tax liabilities.

        Finally, as described in the sections above, Proposal No. 2 Advisory Resolution to Approve Executive and Compensation Discussion and Analysis—Executive Summary—Impact of 2014 Advisory Resolution on Executive Compensation, our Compensation Committee has approved several changes to our Chairman and Co-Chief Executive Officer's equity-based incentive award as a result of last year's unfavorable vote on our Say on Pay resolution (e.g., reduction in equity-based incentive opportunity, award size tied to multiple performance metrics, and implementation of a four-year vesting schedule for future equity awards). We are not able to implement these changes using the shares available in the Prior Plan, and therefore, unless shareholders adopt the Plan, we will need to issue equity-based incentives to our Chairman and Co-Chief Executive Officer in the form of STAP awards, which has the disadvantages to our shareholders described above, and which would increase the extent of our non-deductible share-based compensation expense, given that previous awards to our Chairman and Co-Chief Executive Officer were paid in the form of stock options under a shareholder-approved plan, and therefore qualified for deductibility under Section 162(m) of the Code.

Promotion of Good Corporate Governance Practices

        Our Company and our Board of Directors have designed the Plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for non-employee directors, officers, employees and other service providers and shareholders' interests. These provisions include, but are not limited to:

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  stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

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  no award may vest prior to the first anniversary of grant, subject to limited exceptions for death, disability, or a change in control;

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  the share pool under the Plan is not subject to liberal "recycling" provisions (among other things, shares used to pay the exercise price for stock options do not again become available for grant under the Plan);

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  at any time when the exercise price of a stock option or stock appreciation right is above the market value of our common stock, we cannot, without shareholder approval, directly or indirectly "reprice" those awards;

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  stock options granted under the Plan cannot be subject to a "reload" feature; and

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  we have the authority under the Plan to cancel outstanding awards (vested or unvested) in the event the applicable plan participant engages in an "act of misconduct" (as such term is defined in the Plan).

Key Data

        The following table includes information regarding all of our outstanding equity awards (under all of our equity-based compensation plans under which shares of common stock may be issued, other than our Employee Stock Purchase Plan) and shares available for future awards under the Prior Plan as of April 27, 2015:

Total shares underlying all outstanding stock options	3,681,288
Weighted average exercise price of outstanding stock options	$80.33
Weighted average remaining contractual life of outstanding stock options	6.4 years
Total shares of common stock outstanding	46,253,468
Total shares underlying all outstanding and unvested performance shares	0
Total shares underlying all outstanding and unvested restricted stock (excluding performance shares)	0
Shares available for future awards that could be issued under Prior Plan(1)	9,256,016

(1)
No new awards will be issued under the Prior Plan following the approval of the Plan by our shareholders (but outstanding awards under the Prior Plan will continue to be governed by the Prior Plan). Any shares subject to awards that are forfeited under the Prior Plan will not become available for the issuance of future awards under either the Plan or the Prior Plan.

        The potential dilution from the 6,150,000 shares to be made available for issuance under the Plan is approximately 13.3% (calculated as the additional shares requested divided by shares outstanding as of April 27, 2015). As described above, if the Plan is approved, no additional awards will be granted under the Prior Plan. Our Board of Directors has considered this potential dilution level in the context of competitive data from its peer group, and believes that the resulting dilution levels would be within normal competitive ranges. Actual dilution from the Plan will depend on several factors, including the type of awards made under the Plan. This is because the Plan uses a fungible share design, under which each share issued pursuant to a stock option or stock appreciation right will reduce the number of shares available under the Plan by one share, and each share issued pursuant to other awards will reduce the number of shares available by 2.14 shares. If all of the shares available under the Plan were to be granted in the form of restricted stock units, the total potential dilution from the Plan would be approximately 6.2% as of April 27, 2015 (calculated as the shares available under the Plan divided first by 2.14 and then by the total shares outstanding as of April 27, 2015).

        In addition to overall dilution, our Board of Directors reviewed annual dilution from our equity incentive compensation program in approving the Plan. We measure annual dilution as the total number of shares subject to equity awards granted during the year less cancelations and other shares returned to the reserve, divided by total common shares outstanding at the end of the year. Our annual dilution under the Prior Plan for fiscal 2014 calculated on this basis was 1.5%.

        We manage our long-term dilution goal by limiting the number of shares subject to equity awards that we grant annually, commonly referred to as burn rate. Burn rate shows how rapidly a company is depleting its shares reserved for equity compensation plans, and is defined as the number of shares granted under our equity incentive plans divided by the weighted average number of common shares outstanding at the end of the year. We have calculated the burn rate under the Prior Plan for the past three years, as set forth in the following table:

	Options Granted(1)	Full-Value Shares Granted(2)	Total Granted = Options+ Full-Value Shares	Weighted Average Number of Common Shares Outstanding (in thousands)	Burn Rate
Fiscal 2014	723,869	0	723,869	48,176	1.5%
Fiscal 2013	1,000,000	0	1,000,000	50,076	2.0%
Fiscal 2012	153,225	0	153,225	52,093	0.3%
Three-Year Average	625,698	0	625,698	50,115	1.25%

(1)
Excludes STAP awards, which are not eligible to be settled in stock and can only be settled in cash.

(2)
These figures reflect both time-based full-value awards granted during the applicable fiscal year and performance-based full-value awards actually earned during the applicable fiscal year.

        An additional metric that we use to measure the cumulative impact of our equity program is overhang (the number of shares subject to equity awards outstanding but not exercised or settled, plus the number of shares available to be granted, divided by the sum of the total number of shares our common stock outstanding, plus the number of shares subject to equity awards outstanding but not exercised or settled, plus the number of shares available to be granted). If the Plan is approved, our overhang calculated on this basis would increase to approximately 17.5%, and then would be expected to decline as awards are exercised and/or become vested.

        When considering the Plan, our Board of Directors also reviewed, among other things, projected future share usage and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the 6,150,000 shares to be made available under the Plan is expected to satisfy, our equity compensation needs for 4 years of similar levels of awards. Our Board of Directors is committed to effectively managing the number of shares reserved for issuance under the Plan while minimizing shareholder dilution.

Section 162(m) of the Code

        Our Board of Directors believes that it is in the best interests of our company and its shareholders to continue to provide for an equity incentive plan under which compensation awards made to our executive officers can qualify for full deductibility by our company for federal income tax purposes. Accordingly, the Plan has been structured in a manner such that awards granted under it can satisfy the requirements for "performance-based" compensation within the meaning of Section 162(m) of the Code. In general, under Section 162(m) of the Code, in order for our company to be able to deduct compensation in excess of $1,000,000 paid in any one year to our Chairman and Co-Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer), such compensation must qualify as "performance-based." One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our shareholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the Plan, each of these aspects is discussed below, and shareholder approval of the Plan will also constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m). Nonetheless, shareholder approval cannot guarantee that compensation will be treated as deductible "performance-based" compensation, and our Compensation Committee and Board of Directors will continue to have authority to provide compensation that is not exempt from the Section 162(m) limits on deductibility.

Plan Summary

        The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete statement of the Plan, which is set forth in Annex B to this Proxy Statement.

Administration

        The Plan will be administered by our Compensation Committee. Subject to the express provisions of the Plan, the administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan. All decisions, determinations and interpretations by our Compensation Committee regarding the Plan and awards granted under the Plan will be final and binding on all participants and other persons holding or claiming rights under the Plan or an award under the Plan. Our Compensation Committee may authorize one or more officers of our company to perform any or all things that the administrator is authorized and empowered to do or perform under the Plan. Our Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of our company or any subsidiary, and/or to one or more agents.

Participants

        Any person who is a current or prospective officer or employee of our company or of any subsidiary may be eligible for selection by the administrator for the grant of awards under the Plan. In addition, non-employee directors and any service providers who have been retained to provide consulting, advisory or other services to our company or to any subsidiary may be eligible for the grant of awards under the Plan. Options intended to qualify as "incentive stock options" (ISOs) within the meaning of Section 422 of the Code may be granted only to employees of our company or any subsidiary. Approximately 740 officers and employees and 8 non-employee directors currently qualify to participate in the Plan.

Shares Subject to the Plan and to Awards

        Subject to changes in our capitalization, the aggregate number of shares of our common stock issuable pursuant to all awards under the Plan will not exceed 6,150,000 shares; provided that any shares granted under options or stock appreciation rights will be counted against this limit on a one-for-one basis and any shares granted as awards other than options or stock appreciation rights will be counted against this limit as 2.14 shares for every one (1) share subject to such award. The shares issued pursuant to awards granted under the Plan may be shares that are authorized and unissued or issued shares that were reacquired by our company, including shares purchased in the open market.

        For purposes of determining the share limits described in the paragraph above, the aggregate number of shares issued under the Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the Plan may not again be made available for issuance under the Plan if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right; (ii) shares used to pay the exercise price of an option; (iii) shares delivered to or withheld by our company to pay the withholding taxes related to an award; or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Shares subject to awards that have been canceled, expired, forfeited or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the Plan.

        Subject to certain adjustments, the aggregate number of shares subject to awards granted under the Plan during any calendar year to any one participant will not exceed 1,000,000 and the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the Plan will not exceed 6,150,000. The maximum amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the Plan that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code will not exceed $5 million.

        Subject to certain adjustments, the aggregate number of shares subject to awards granted under the Plan during any calendar year to any one nonemployee director will not exceed 30,000 stock options or stock appreciation rights or 15,000 shares of restricted stock or restricted stock units; provided, however, that during the first calendar year in which a non-employee director joins our Board of Directors, the maximum number of shares subject to awards granted to such nonemployee director may be up to two hundred percent (200%) of these limits.

Option Awards

        The administrator will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value (or 110% of the fair market value in the case of ISOs granted to individuals who own more than 10% of our common stock) of a share on the date the option is granted. The administrator will establish the term of each option, which in no case may exceed a period of ten (10) years from the date of grant (or five (5) years in the case of ISOs granted to individuals who own more than 10% of our common stock). Options granted under the Plan may either be ISOs or options which are not intended to qualify as ISOs, or nonqualified stock options (NQSOs). Unless the administrator determines otherwise; (i) upon termination of employment other than due to death, disability or termination for cause, participants may continue to exercise their options for ninety (90) days (or until the expiration date of the option, if earlier) to the extent that they were exercisable upon the date of termination; (ii) upon death or disability, options become fully vested and remain exercisable for one (1) year (or until the expiration date of the option, if earlier) following such event; and (iii) upon termination of employment for cause, all options are forfeited. Stock options may not include any "reload" feature. In no event shall any stock option fully vest before the first anniversary of the date of grant; provided that, if so determined by the administrator, an option may fully vest before such anniversary in the event of the Participant's death or disability or a change in control of our company.

Stock Appreciation Rights

        A stock appreciation right provides the right to receive the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the Plan (tandem SARs) or not in conjunction with other awards (freestanding SARs). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the Plan, and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate.

Restricted Stock and Restricted Stock Units

        Restricted stock is an award or issuance of shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares under which the issuance of shares is subject to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Notwithstanding the satisfaction of any performance goals, the number of shares granted, issued, retainable and/or vested under a restricted stock award or restricted stock units on account of either financial performance or personal performance evaluations may be reduced, but not increased, by the administrator on the basis of such further consideration as the administrator may determine.

        In no event shall any restricted stock or restricted stock units fully vest before the first anniversary of the date of grant; provided that, if so determined by the administrator, restricted stock or restricted stock units may fully vest before such anniversary in the event of the Participant's death or disability or a change in control of our company. Unless the administrator determines otherwise, (i) upon termination of employment for any reason other than death or disability, all restricted stock and restricted stock units still subject to restrictions as of the date of termination will be forfeited, and (ii) upon death or disability, the restrictions remaining on a participant's restricted stock and restricted stock units will lapse.

        Unless otherwise determined by the administrator, participants holding shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares during the period of restriction, and participants will have no voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares in our stock ledger. Participants in whose name restricted stock is granted will be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the administrator. Participants will be entitled to receive dividends or dividend equivalents with respect to shares underlying restricted stock units only to the extent provided by the administrator. However, in no event will dividends, distributions or dividend equivalents be payable with respect to unvested or unearned awards that are subject to performance criteria until such awards vest.

Stock Awards

        The administrator may grant stock awards under the Plan, which will be subject to the terms and conditions determined by the administrator. Participants will have all voting, dividend, liquidation and other rights with respect to shares underlying a stock award, subject to any restrictions on transfer determined by the administrator. In no event shall any stock award fully vest before the first anniversary of the date of grant; provided that, if so determined by the administrator, a stock award may fully vest before such anniversary in the event of the Participant's death or disability or a change in control.

Incentive Bonuses

        Each incentive bonus will confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one (1) year. The administrator will establish the performance criteria and level of achievement of these criteria that will determine the target and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding the satisfaction of any performance goals, the amount paid under an incentive bonus on account of either financial performance or personal performance evaluations may be reduced, but not increased, by the administrator on the basis of such further consideration as the administrator may determine.

Qualifying Performance Criteria

        The administrator may establish performance criteria and level of achievement of such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on "qualifying performance criteria" (as described below) or other standards of financial performance and/or personal performance evaluations. In addition, the administrator may specify that an award or a portion of an award is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended by the administrator to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the administrator and specified at the time the award is granted. The administrator will certify the extent to which any qualifying performance criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code.

        For purposes of the Plan, the term "qualifying performance criteria" means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either our company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by our Compensation Committee: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation, license fees, share-based compensation, and/or amortization, or other non-GAAP profitability measures); (ii) income, net income or operating income; (iii) revenues; (iv) net sales; (v) return on sales; (vi) return on equity; (vii) return on capital (including return on total capital or return on invested capital); (viii) return on assets or net assets; (ix) economic value added measurements; (x) return on invested capital; (xi) return on operating revenue; (xii) cash flow (before or after dividends), (xiii) stock price; (xiv) total shareholder return; (xv) market capitalization; (xvi) economic value added; (xvii) debt leverage (debt to capital); (xviii) operating profit or net operating profit; (xix) operating margin or profit margin; (xx) cash from operations; (xxi) market share; (xxii) product development or release schedules; (xxiii) new product innovation; (xxiv) cost reductions; (xxv) customer service; or (xxvi) customer satisfaction.

        To the extent consistent with Section 162(m) of the Code, our Compensation Committee (i) may appropriately adjust any evaluation of performance under qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in our financial statements or notes to the financial statements; and (ii) may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or provisions affecting reported results; and (d) accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by our company.

Suspension or Termination of Awards

        Unless otherwise determined by the administrator, (i) if our Chairman and Co-Chief Executive Officer or any other person designated by the administrator reasonably believes that a participant may have committed an act of misconduct (as defined in the Plan), then the participant's rights to exercise any option, vest in any award and/or receive payment for or shares in settlement of an award may be suspended pending a determination of whether an act of misconduct has been committed; and (ii) if the administrator, our Chairman and Co-Chief Executive Officer or any other person designated by the administrator determines that a participant has committed an act of misconduct, then the participant (a) may not exercise any option or stock appreciation right, vest in, have restrictions on an award lapse or otherwise receive payment of an award; (b) will forfeit all outstanding awards; and (c) may be required, at the discretion of the committee, to return or repay to our company any then-unvested shares previously issued under the Plan.

Amendment and Termination

        Our Board of Directors may amend, alter or discontinue the Plan, and the administrator may amend or alter any agreement or other document evidencing an award made under the Plan, except no such amendment may, without the approval of the shareholders of our company: (i) increase the maximum number of shares for which awards may be granted under the Plan; (ii) reduce the minimum price set forth in the Plan at which options or stock appreciation rights may be granted; (iii) reduce the exercise price of outstanding options or stock appreciation rights; (iv) extend the term of the Plan, (v) change the class of persons eligible to be participants; (vi) otherwise amend the Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements (or the listing requirements of any successor exchange that is the primary stock exchange for trading of our shares); or (vii) increase the individual maximum limits set forth in the Plan.

        No amendment or alteration to the Plan or an award or award agreement may be made that would impair the rights of the holder of an award without such holder's consent, provided that no such consent will be required if the administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for our company, the Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. In addition, the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code, unless our Board expressly determines to amend the Plan to be subject to Section 409A of the Code.

Change in Control

        The administrator may determine the effect of a change in control (as defined in the Plan) on outstanding awards in a manner that is fair and equitable to participants (as determined by the administrator in its reasonable discretion). These effects, which need not be the same for all participants, may include, but are not limited to (i) substituting for the shares subject to an outstanding award or portion thereof the stock or securities of the surviving corporation or any successor corporation, in which event the aggregate exercise price of the award will remain the same; and/or (ii) converting any outstanding award or portion thereof into a right to receive cash or other property following the consummation of the change in control in an amount equal to the value of consideration to be received for one share of our common stock in connection with such transaction less the purchase or exercise price of the shares subject to the award, multiplied by the number of shares subject to the award or portion thereof.

Adjustments

        The number and kind of shares available for issuance under the Plan, and the number and kind of shares subject to the individual and ISO limits set forth under the Plan, will be equitably adjusted by the administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of our company outstanding. The terms of any outstanding award will also be equitably adjusted by the administrator as to price, number or kind of shares subject to such award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

        In the event there is a change in the number or kind of outstanding shares under the Plan as a result of a change of control, other merger, consolidation or otherwise, then the administrator will determine the appropriate and equitable adjustment to be effected. In addition, in the event of such a change, the administrator may accelerate the time or times at which any award may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the administrator in its sole discretion.

Transferability

        Unless the administrator determines otherwise, awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during his or her lifetime. To the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

Effective Date and Termination of the Plan

        The Plan was adopted by our Board on April 29, 2015. Any awards granted under the Plan prior to the date the Plan is approved by our shareholders are subject to such approval. The Plan will remain available for the grant of awards until April 29, 2025.

Federal Income Tax Treatment

        The following tax discussion is a general summary as of the date of this Proxy Statement of the U.S. federal income tax consequences to our company and the participants in the Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient's particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options

        ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs need not comply with such requirements.

        An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO until the later of two years following the option grant date and one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the optionee will recognize ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares, and capital gain or loss for any other difference between the sale price and the exercise price. Our company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, our company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

        In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. We do not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO described below.

        An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. Our company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee's gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise, and otherwise is short-term capital gain (or loss). Our company does not receive a deduction for any such capital gain.

Stock Appreciation Rights

        Generally, the recipient of a freestanding SAR will not recognize any taxable income at the time the freestanding SAR is granted. If the freestanding SAR is settled in cash, the cash will be taxable as ordinary income to the recipient at the time that it is received. If the freestanding SAR is settled in shares, the recipient will recognize ordinary income equal to the excess of the fair market value of the shares on the day they are received over any amounts paid by the recipient for the shares.

        With respect to tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to freestanding SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised an NQSO (discussed above).

        Our company generally is entitled to a deduction with respect to a SAR at the same time the recipient recognizes ordinary income with respect thereto.

Restricted Stock and Restricted Stock Units

        Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and our company will receive a corresponding deduction. Dividends (if any) paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Subject to Section 162(m) of the Code, our company generally will be entitled to a deduction with respect to restricted stock and restricted stock units at the same time the recipient recognizes ordinary income with respect thereto.

Stock Awards

        Grantees of stock awards generally are required to recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are granted over the purchase price (if any) paid for the shares. Subject to Section 162(m) of the Code, our company generally will be entitled to a deduction with respect to stock awards at the same time the recipient recognizes ordinary income with respect thereto.

Incentive Bonuses

        A participant will have taxable income at the time an incentive bonus award is paid or, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable and, subject to Section 162(m) of the Code, our company will be entitled to a corresponding deduction.

Company Deduction and Section 162(m)

        Our company generally will be entitled to a deduction for federal income tax purposes as described above with respect to each type of award. For the individual serving as the Chief Executive Officer of our company at the end of the taxable year and for the individuals serving as officers of our company or a subsidiary at the end of such year who are among the three highest compensated officers (other than the Chief Executive Officer and Chief Financial Officer) for proxy reporting purposes, Section 162(m) limits the amount of compensation otherwise deductible by our company and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is "performance-based compensation." Our company expects that NQSOs, ISOs and stock appreciation rights should qualify as performance-based compensation. Our Compensation Committee may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units and incentive bonuses in order to qualify such grants as performance-based compensation for purposes of Section 162(m).

New Plan Benefits

        The benefits that will be awarded or paid under the Plan are not currently determinable. Awards granted under the Plan are within the discretion of our Compensation Committee, and our Compensation Committee has not determined future awards or who might receive them. Information about awards granted in fiscal year 2014 under our prior plans to our named executive officers can be found in the table under the heading Grants of Plan-Based Awards. As of April 11, 2015, the closing price of a share of our common stock on the NASDAQ was $184.44.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table presents information as of December 31, 2014, regarding our securities authorized for issuance under equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	4,060,771	$76.78	9,256,016
Equity compensation plans not approved by security holders	—	0.00	N/A

Total	4,060,771	$76.78	9,256,016

        All outstanding stock options were issued under the Prior Plan, which was approved by security holders in 1997. Information regarding this plan is contained in Note 11—Stockholders' Equity to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Aside from stock options issued under the Prior Plan, we do not have any outstanding stock options, warrants or rights that are outstanding or available for issuance as described in Regulation S-K Item 201(d). As noted above, upon approval of the 2015 Stock Incentive Plan, no further awards will be granted under the Prior Plan.

Vote Required and Board Recommendation

        Approval of the Plan requires the affirmative vote of the holders of a majority of the outstanding shares present, in person or by proxy, at the meeting and entitled to vote on the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL
OF THE UNITED THERAPEUTICS CORPORATION 2015 STOCK INCENTIVE PLAN.

PROPOSAL NO. 4
RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

        The Audit Committee of our Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the year 2015. Services provided to us and our subsidiaries by Ernst & Young LLP in 2014 are described under the section entitled Principal Accountant Fees and Services below.

        We ask that our shareholders vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, our Board has chosen to submit the ratification of Ernst & Young LLP's appointment to our shareholders as a matter of good corporate practice. In the event our shareholders do not ratify the appointment of Ernst & Young LLP, such appointment will be reconsidered by our Audit Committee and our Board. Even if the appointment of Ernst & Young LLP is ratified, our Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our shareholders.

        Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting to respond to appropriate shareholder questions and to make such statements as they may desire.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

 REPORT OF OUR AUDIT COMMITTEE AND INFORMATION ON OUR
INDEPENDENT AUDITORS

Report of our Audit Committee

        Our Audit Committee oversees United Therapeutics' financial reporting process on behalf of our Board of Directors. We are all independent directors under the listing standards of NASDAQ and the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act. Our Board has determined that Richard Giltner, our Audit Committee Chairman, is an audit committee financial expert as defined under the rules and regulations of the SEC and that each member of our Audit Committee meets the financial sophistication requirement of the NASDAQ listing standards. Our Audit Committee operates under a written charter, which we review periodically and which was adopted by our Board. Our charter is consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the SEC and NASDAQ, as they relate to audit committee requirements.

        We have met and held discussions with management and our independent auditors. Management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. Our Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditors. Ernst & Young LLP functioned as our independent auditors for 2014. Ernst & Young LLP is responsible for expressing an opinion on (i) the conformity of our financial statements with generally accepted accounting principles and (ii) our internal control over financial reporting. Our Audit Committee does not prepare financial statements or conduct audits.

        In conjunction with the December 31, 2014, audited consolidated financial statements, we have:

  •
  reviewed and discussed our 2014 audited consolidated financial statements with our management and Ernst & Young LLP, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments;

  •
  reviewed and discussed management's assessments of the effectiveness of internal controls over financial reporting and Ernst & Young LLP's related assessments and auditing procedures;

  •
  discussed with Ernst & Young LLP the overall scope of and plans for our audits and reviews. Our Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by Ernst & Young LLP;

  •
  discussed with Ernst & Young LLP matters that are required to be discussed by applicable Public Company Accounting Oversight Board (PCAOB) requirements. Ernst & Young LLP also provided to our Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with our Audit Committee concerning independence. We also discussed with Ernst & Young LLP their independence, including any relationships that may have an impact on their objectivity and independence, and satisfied ourselves as to Ernst & Young LLP's independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by Ernst & Young LLP for us; and

  •
  met and reviewed with members of senior management and Ernst & Young LLP the certifications provided by our Chairman and Co-Chief Executive Officer and our Chief Financial Officer under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC relating to these certifications and the overall certification process.

        Based on these reviews and discussions, our Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for 2014 be included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

Submitted by the Audit Committee: Richard Giltner (Chair) Christopher Patusky Tommy Thompson

Principal Accountant Fees and Services

        Fees for professional services provided by Ernst & Young LLP in each of the last two years in each of the following categories were:

	2014	2013
Audit fees	$1,321,540	$1,074,500
Audit-related fees	8,400	10,000
Tax fees:
Fees for tax compliance services	525,000	513,000
Fees for tax consulting services (including tax advice and tax planning)	237,000	78,000

Total tax fees	762,000	591,000
All other fees	—	—

	$2,091,940	$1,675,500

        Audit fees include the aggregate fees billed for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations and services in connection with registration statements. Audit-related fees include the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax fees include the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.

        The Audit Committee of our Board of Directors has considered and determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence. Since Ernst & Young LLP's appointment as our independent registered public accounting firm, our Audit Committee has pre-approved all of the services performed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services performed by our independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent auditor provides an engagement letter to our Audit Committee prior to commencing its second-quarter review work, which letter outlines the scope of the proposed audit and audit-related fees. Our Audit Committee reviews the letter and negotiates with and formally engages the auditor.

        For non-audit services, our senior management may from time to time recommend to our Audit Committee that it engage our independent auditor to provide non-audit services, and request our Audit Committee to approve such engagement. Our senior management and our independent auditor will each confirm to our Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget estimating non-audit service spending for the fiscal year will be provided to our Audit Committee along with the request. Our Audit Committee must approve the permissible non-audit services and the budget for such services. Our Audit Committee will be informed periodically as to the non-audit services actually provided by our independent auditor pursuant to this pre-approval process.

OTHER MATTERS

Certain Relationships and Related Party Transactions

  Review and Approval of Related Party Transactions

        We have adopted a written policy for approval of transactions, arrangements and relationships between our company and our directors, director nominees, executive officers, greater-than-five-percent shareholders, and their immediate family members where the amount involved exceeds $100,000. The policy provides that our Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, our Audit Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to our company than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related person's interest in the transaction. The policy also provides the Chairman of our Audit Committee with the authority to approve or ratify transactions in which the amount involved is expected to be less than $500,000. Information on transactions approved or ratified by the Chair of our Audit Committee is provided to our Audit Committee at its next regularly scheduled meeting.

        Our Audit Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to our Audit Committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

  •
  executive officers' compensation that is subject to required proxy statement disclosure or Compensation Committee approval;

  •
  director compensation that is subject to required proxy statement disclosure;

  •
  certain transactions with other companies and certain charitable contributions that do not exceed the greater of $200,000 or 5% of the other company's or non-profit organization's total annual revenues or receipts; and

  •
  transactions where all shareholders receive proportional benefits.

  Other Relationships

        In 2000, we entered into a research agreement with the University of Oxford and an agreement for consulting services with Isis Innovation Limited (formerly Oxford University Consulting) with respect to the development of our iminosugar antiviral platform. The research agreement has been amended several times. In August 2010, we amended the research agreement to extend its term through September 30, 2016 and to decrease the payments by approximately $4,600 to $57,000 per month. The aggregate amount of all monthly payments due under this agreement on or after January 1, 2012 was $2.6 million. In addition, pursuant to the August 2010 amendment we agreed to fund additional work to support our antiviral program for the sum of $176,900 (based on the then-prevailing exchange ratio). In December 2012, we further amended our research agreement with Oxford to include additional work supporting the development of our virology platform, in exchange for an additional $871,000 in the aggregate (using the exchange rate as of the amendment date) in thirty-six equal installments beginning in January 2013. Under exclusive licenses issued in accordance with the research agreement, we are required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising under these agreements, less certain offsets. In April 2015, we extended the research agreement through September 30, 2021, under which we will make monthly payments to Oxford of (i) approximately £31,000 (approximately $46,000) beginning April 1, 2015 and ending on September 1, 2021; and (ii) an additional £15,000 (approximately $22,000) beginning April 1, 2015 and ending on December 31, 2015. We paid approximately $936,600 to Oxford in 2014 under our research agreement and related amendments with the University of Oxford.

        In connection with our collaboration with University of Oxford, one of our employees works out of one of Oxford's laboratories, and we reimburse Oxford from time-to-time for consumables (supplies, staff resources and laboratory tests) in connection with our employee's work at Oxford's lab. Under this arrangement, in 2014 we reimbursed Oxford approximately $50,000 (based on the then-prevailing exchange ratio).

        In March 2006, we entered into an agreement with the University of Oxford to fund an annual lecture in virology at the University of Oxford through 2022. Under this agreement, we are obligated to make 16 annual payments of $27,600, totaling $442,200 (using the exchange rate as of the date of the agreement). We paid Oxford $53,400 in 2014 under this agreement.

        Our director Raymond Dwek is a co-discoverer of our iminosugar platform, a co-principal investigator under our research agreement with the University of Oxford, Director of the Glycobiology Institute, and Professor of Glycobiology at the University of Oxford. Our Board and Nominating and Governance Committee each periodically review our agreements with the University of Oxford in light of Professor Dwek's membership on our Board. As described above under Director Independence, our Board has determined not to designate Professor Dwek as "independent" under the NASDAQ listing standards. Our Audit Committee approved these transactions and determined that these transactions do not constitute related party transactions with respect to Professor Dwek.

        From time to time, we employ family members of certain executive officers. During 2014, none of these employees received compensation with a value in excess of $120,000.

Beneficial Ownership of Common Stock

        The following table sets forth certain information as of April 11, 2015 (unless otherwise noted), with respect to the beneficial ownership of our common stock by: (i) each person or entity who we know beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each director and director nominee; (iii) each of our Named Executive Officers (which, for 2014, included our Chairman and Co-Chief Executive Officer, our Chief Financial Officer, our President and Co-Chief Executive Officer, and our Executive Vice President and General Counsel); and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our corporate address. In accordance with SEC rules, the number of shares of common stock beneficially owned and the percentage of outstanding shares shown in this table exclude any STAP awards held by our directors and executive officers because they are cash-settled awards that do not involve the issuance of shares of common stock.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)	Vested STAP Awards(3)
BlackRock, Inc.(4)	6,727,255	14.5%	—
55 East 52nd Street,
New York, New York 10022
FMR, LLC(5)	3,960,701	8.6%	—
245 Summer Street,
Boston, Massachusetts 02210
Martine Rothblatt(6)	3,975,609	8.0%	—
The Vanguard Group(7)	3,010,930	6.5%	—
100 Vanguard Boulevard,
Malvern, PA 19355
Scopia Capital Management LP(8)	2,957,490	6.4%	—
152 West 57th Street, 33rd Floor
New York, NY 10019
Richard Giltner(9)	52,500	*	45,000
Raymond Dwek(10)	42,000	*	60,000
Paul Mahon	35,054	*	498,125
Tommy Thompson(11)	35,000	*	45,000
Louis Sullivan(12)	30,000	*	90,000
Roger Jeffs(13)	27,092	*	479,625
Christopher Patusky(14)	16,300	*	67,500
Christopher Causey(15)	7,183	*	58,500
John Ferrari	407	*	488,125
Ray Kurzweil	—	*	30,000
Katherine Klein	—	*	—
All directors and executive officers as a group (14 persons)(17)	4,222,520	8.5%	2,014,155

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of our common stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days after April 11, 2015. Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of our common stock.

(2)
Ownership percentage is based on 46,320,960 shares of our common stock outstanding on April 11, 2015, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of April 11, 2015, or within 60 days thereafter, through the exercise of stock options or other similar rights.

(3)
Represents the number of outstanding, vested STAP awards on April 11, 2015. None of the individuals in the table above have STAP awards scheduled to vest within 60 days after April 11,

  2015. Because STAP awards are cash-settled and do not involve the issuance of shares of stock, they are excluded from the other columns of this table.

(4)
Beneficial ownership information obtained from a Schedule 13G/A filed by BlackRock, Inc. on January 9, 2015 reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 5,811,448 shares, shared voting power over zero shares, sole investment power over 6,727,255 shares, and shared investment power over zero shares.

(5)
Beneficial ownership information obtained from a Schedule 13G/A filed by FMR LLC on February 13, 2015, reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G/A, FMR LLC has sole voting power over 333 shares, shared voting power over zero shares, sole investment power over 3,960,701 shares, and shared investment power over zero shares.

(6)
Includes currently exercisable options to purchase 3,411,700 shares. Also includes 563,743.05 shares held indirectly by trust and 166 shares held by Dr. Rothblatt's spouse.

(7)
Beneficial ownership information obtained from a Schedule 13G/A filed by the Vanguard Group on February 11, 2015, reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G/A, the Vanguard Group has sole voting power over 31,777 shares, shared voting power over zero shares, sole investment power over 2,982,953 shares, and shared investment power over 27,977 shares.

(8)
Beneficial ownership information obtained from a Schedule 13G filed by Scopia Capital Management LP on February 17, 2015, reporting beneficial ownership as of December 31, 2014. According to the Schedule 13G, Scopia Capital Management LP, Matthew Sirovich and Jeremy Mindich beneficially own the shares reported in the table above, and each has sole voting power over zero shares, shared voting power over 2,957,490 shares, sole investment power over zero shares, and shared investment power over 2,957,490 shares.

(9)
Includes currently exercisable options to purchase 52,500 shares.

(10)
Includes currently exercisable options to purchase 42,000 shares.

(11)
Includes currently exercisable options to purchase 35,000 shares.

(12)
Includes currently exercisable options to purchase 30,000 shares.

(13)
Includes 6,773 shares held by a family limited liability company of which Dr. Jeffs and his spouse are managing members and 18,863 shares held indirectly by trust.

(14)
Includes currently exercisable options to purchase 15,000 shares. Also includes 1,300 shares held in a family trust with Mr. Patusky as trustee.

(15)
Includes currently exercisable options to purchase 6,000 shares. Also includes 225 shares held in a Uniform Gift to Minors Act account for the benefit of Mr. Causey's children with his spouse as trustee, and 450 shares held jointly by Mr. Causey and his children.

(16)
Includes currently exercisable options to purchase 3,592,200 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and 10% shareholders to file reports of ownership of our equity securities with the SEC and to furnish copies of all such reports to us. We routinely assist our officers and directors in preparing and filing these reports. To our knowledge, based on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that for the year ended December 31, 2014, all reporting persons filed the required reports on a timely basis under Section 16(a), with the exception of the following untimely filings, which resulted from administrative error:

  •
  On July 17, 2014, John Ferrari exercised 10,000 share tracking awards. This transaction was reported on Form 4 on July 22, 2014.

  •
  On October 16, 2014, Paul Mahon exercised 6,000 share tracking awards. This transaction was reported on Form 4 on October 23, 2014.

Shareholder Proposals and Director Nominations

  Proposals for Inclusion in the Proxy Statement for the 2016 Annual Meeting

        Shareholder proposals intended for inclusion in our Proxy Statement and form of proxy for our 2016 annual meeting of shareholders must be received by us by overnight mail, acceptance signature required, at the address indicated below no later than the close of business on January 9, 2016, and must otherwise comply with the rules of the SEC for inclusion in our Proxy Statement and form of proxy relating to that meeting.

  Director Nominees for Inclusion in the Proxy Statement for the 2016 Annual Meeting

        We recently amended our By-laws to implement proxy access, which allows a shareholder or a group of up to 20 shareholders owning shares representing at least 3% of the outstanding voting stock of the company entitled to vote in the election of directors continuously for at least three years, to nominate and include in our Proxy Statement their own director nominees constituting up to 20% of the total number of directors then serving on the Board (or up to 25% if fewer than 10 directors are then serving on the Board), provided that the shareholder(s) and the nominee(s) satisfy the requirements in our By-laws. Notice of director nominees submitted under these By-law provisions must include the information required under our By-laws. Such notice must be received by our Corporate Secretary at the address indicated below no earlier than the close of business on December 10, 2015 and no later than the close of business on January 9, 2016 unless the date of the 2016 annual meeting is more than thirty (30) days before or forty-five (45) days after the anniversary of the Annual Meeting, in which case such notice must be received by our Corporate Secretary no later than the close of business on the later of the one hundred twentieth (120th) day prior to the 2016 annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of the 2016 annual meeting is first made.

  Other Proposals or Nominees for Presentation at the 2016 Annual Meeting

        In order for a shareholder to bring other business before the 2016 annual meeting of shareholders, including shareholder proposals and director nominations that are not submitted for inclusion in our Proxy Statement, our By-laws require that the shareholder give timely notice of the proposal or nomination, as applicable, to our Corporate Secretary at the address indicated below in advance of the meeting. Such notice must be given no less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary of the Annual Meeting unless the date of the 2016 annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the Annual Meeting, in which case notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than the close of business on the later of the sixtieth (60(th)) day prior to the 2016 annual meeting or the tenth (10(th)) day following the date on which public announcement of the date of the 2016 annual meeting of shareholders is first made. Accordingly, for the 2016 annual meeting, notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than March 28, 2016 and no earlier than February 27, 2016. In addition, the notice of such proposal or nomination must meet all other requirements contained in our By-laws. These requirements are separate from the requirements a shareholder must meet to have a proposal or director nomination included in our Proxy

Statement. If a shareholder fails to meet these requirements or fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote on any such proposal or nomination in accordance with our best judgment.

        All notices of proposals or nominations, as applicable, must be given in writing to our Corporate Secretary by e-mail at corporatesecretary@unither.com, by facsimile at (202) 483-4006 or by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910.

Other Business

        Management knows of no matters to be presented for action at the Annual Meeting other than as described above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of our company.

Shareholders Sharing the Same Address

        SEC rules permit the delivery of a single copy of a company's annual report and Proxy Statement to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.

        The bank, broker, trust or other holder of record for any shareholder who is a beneficial owner, but not the record holder, of United Therapeutics shares may deliver only one copy of our 2014 Annual Report on Form 10-K and this Proxy Statement to multiple shareholders who share the same address, unless the bank, broker, trust or other holder of record has received contrary instructions from one or more of the shareholders. Beneficial owners sharing an address who are receiving multiple copies of the 2014 Annual Report on Form 10-K and this Proxy Statement and who would prefer to receive a single copy in the future should contact their bank, broker, trust or other holder of record to request delivery of a single copy in the future.

        Our 2014 Annual Report on Form 10-K and this Proxy Statement are available at our web site at http://ir.unither.com/annual-proxy.cfm. We will deliver promptly upon written or oral request a separate copy of the 2014 Annual Report on Form 10-K and this Proxy Statement to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, now or in the future, write to: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910 or call (301) 608-9292 and ask for Investor Relations.

Annual Report

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at our Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Shareholders may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, without charge by mailing a request to United Therapeutics Corporation, Attention: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910. Our copying costs will be charged if copies of exhibits to the Annual Report on Form 10-K are requested. An electronic copy is available on our website: http://ir.unither.com/annual-proxy.cfm.

ANNEX A
Non-GAAP Financial Information

        This Proxy Statement contains a financial measure, adjusted non-GAAP earnings, that does not comply with United States generally accepted accounting principles (GAAP). Adjusted non-GAAP earnings is defined as net income, adjusted for the following non-cash charges, as applicable: (i) interest; (ii) income taxes; (iii) non-cash license fees; (iv) depreciation and amortization; (v) impairment charges; and (vi) share-based compensation (stock option, and share tracking award and employee stock purchase plan expense). This measure supplements our financial results prepared in accordance with GAAP. This non-GAAP figure represents "non-GAAP earnings" as disclosed in our quarterly earnings releases through the fourth quarter of 2014, further adjusted for income taxes.

        We use adjusted non-GAAP earnings to assist us in: (i) planning, including the preparation of our annual operating budget; (ii) allocating resources to enhance the financial performance of our business; (iii) evaluating the effectiveness of our operational strategies; and (iv) evaluating our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors' understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

        A reconciliation of net income (loss), the most directly comparable GAAP financial measure, to adjusted non-GAAP earnings is presented below (in millions):

		Year Ended December 31,
	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Net income (loss), as reported	$(37)	$(24)	$(10)	$15	$65	$73	$12	$(49)	$19	$106	$218	$304	$175	$340
Add (subtract) non-cash charges:
Income tax expense (benefit)	—	—	—	—	(17)	(35)	(8)	(34)	(1)	42	82	136	104	185
Interest expense	—	—	—	—	—	2	14	11	13	20	21	17	18	18
License fees	—	—	—	—	—	—	11	150	—	—	37	—	—	11
Depreciation and amortization	3	3	3	3	2	3	4	4	12	18	21	27	31	32
Impairment charges	—	10	—	—	—	2	4	2	5	7	—	5	—	—
Share-based compensation (benefit) expense	1	—	—	—	1	24	49	36	101	114	(16)	30	321	190

Adjusted non-GAAP earnings	$(33)	$(11)	$(7)	$18	$51	$69	$86	$120	$149	$307	$363	$519	$649	$776

A-1

ANNEX B
UNITED THERAPEUTICS CORPORATION
2015 STOCK INCENTIVE PLAN

1.     Purpose

        The purpose of the United Therapeutics Corporation 2015 Stock Incentive Plan (the "Plan") is to advance the interests of United Therapeutics Corporation (the "Company") by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Plan supersedes the Company's Amended and Restated Equity Incentive Plan (as amended effective as of September 24, 2004) (the "Prior Plan") and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator. No new awards shall be issued under the Prior Plan following the approval of this Plan by the Company's shareholders (but outstanding awards under the Prior Plan as of the Effective Date shall continue to be governed by the Prior Plan).

2.     Definitions

        As used in the Plan, the following terms shall have the meanings set forth below:

          (a)   "Act" means the Securities Exchange Act of 1934, as amended.

          (b)   "Administrator" means the Administrator of the Plan in accordance with Section 19.

          (c)   "Affiliate" means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

          (d)   "Award" means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Award or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

          (e)   "Award Agreement" means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

          (f)    "Board" means the board of directors of the Company.

          (g)   "Cause" has the meaning specified in the Participant's employment agreement (if any) or otherwise means (1) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee or other service provider and intended to result in substantial personal enrichment of the Participant; (2) the Participant's conviction of a felony; (3) an act by the Participant which constitutes willful or gross misconduct and which is demonstrably and materially injurious to the Company; or (4) continued substantial willful violations by the Participant of the Participant's duties after there has been delivered to the Participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that the Participant has not substantially performed his or her duties.

          (h)   "Change in Control" means, and shall be deemed to have occurred:

            (1)   if any person or group (as used in Section 13(d) of the Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than 30% of (a) the Shares then outstanding or (b) the combined voting power (other than in the election of directors) of all voting securities of the Company then outstanding; or

            (2)   if, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board, and any director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Incumbent Board"), cease for any reason (other than death or disability) to constitute at least a majority thereof; or

            (3)   upon the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries unless, following such event, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Company's common stock or the combined voting power of all voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such transaction (including, without limitation, an entity that, as a result of such transaction, owns the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction of the Company's common stock or voting securities, as the case may be, (B) no person (excluding any corporation resulting from such transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the transaction, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction; or

            (4)   upon the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly-owned subsidiary.

          (i)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

          (j)    "Company" means United Therapeutics Corporation.

          (k)   "Disability" means, in the Company's reasonable judgment, either (a) the Participant has been unable to perform the Participant's duties because of a physical or mental impairment for

  80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during twelve consecutive calendar months, or (b) the Participant has become totally and permanently incapable of performing the usual duties of his or her employment with the Company on account of a physical or mental impairment.

          (l)    "Fair Market Value" means, as of any date, the closing price of a Share on the principal exchange on which Shares are then trading, if any (or as reported on any composite index which includes such principal exchange). If Shares are not traded as of a particular date, the Fair Market Value of a Share as of such date shall be the closing price on the preceding trading date. If Shares not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a Share shall be established by the Administrator in good faith.

          (m)  "Incentive Bonus" means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement or otherwise.

          (n)   "Incentive Stock Option" means a stock option that is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

          (o)   "Nonemployee Director" means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

          (p)   "Nonqualified Stock Option" means a stock option that is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

          (q)   "Option" means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

          (r)   "Participant" means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

          (s)   "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

          (t)    "Performance Award" means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 14.

          (u)   "Plan" means the 2015 United Therapeutics Corporation Stock Incentive Plan as set forth herein and as amended from time to time.

          (v)   "Qualifying Performance Criteria" has the meaning set forth in Section 14(b).

          (w)  "Restricted Stock" means Shares granted pursuant to Section 8 of the Plan.

          (x)   "Restricted Stock Unit" means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

          (y)   "Share" means a share of the Company's par value common stock, subject to adjustment as provided in Section 13.

          (z)   "Stock Appreciation Right" means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

          (aa) "Stock Award" means an award of Shares to a Participant pursuant to Section 9 of the Plan.

          (bb) "Subsidiary" means any corporation (other than the Company), limited liability company or other form of entity in an unbroken chain of entities beginning with the Company where each of the entities in the unbroken chain other than the last entity owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other entities in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

          (cc) "Substitute Awards" means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

          (dd) "Termination of Employment" means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other non-employee service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (ii) unless otherwise determined by the Administrator, service as a member of the Board or other service provider shall not be deemed to constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee, (iii) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider, and (iv) the Administrator may determine that an approved leave of absence or approved employment on a less than full-time basis is considered a Termination of Employment. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant's Awards, and the Administrator's decision shall be final and binding.

3.     Eligibility

        Any person who is a current or prospective officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intended to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary, as selected by the Administrator.

4.     Effective Date and Termination of Plan

        This Plan was adopted by the Board as of April 29, 2015 (the "Effective Date"), provided that any grants made prior to the approval of the Plan by the Company's shareholders shall be subject to such approval. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the shareholders prior to the first anniversary of the date the Board adopts the Plan, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company's shareholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the shareholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.     Shares Subject to the Plan and to Awards

        (a)    Aggregate Limits.    The aggregate number of Shares issuable pursuant to all Awards shall not exceed 6,150,000; provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.14 Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 13. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

        (b)    Issuance of Shares.    For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

        (c)    Tax Code Limits.    The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 6,150,000, which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall not exceed $5,000,000.

        (d)    Director Awards.    The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 30,000 Options and/or Stock Appreciation Rights and 15,000 Shares of Restricted Stock and/or Restricted Stock Units; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits.

        (e)    Substitute Awards.    Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, directors or other service providers of such acquired or combined company before such acquisition or combination.

6.     Options

        (a)    Option Awards.    Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a shareholder with respect to any Shares subject to Options hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

        (b)    Price.    The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise, or in such other form as is acceptable to the Administrator.

        (c)    Provisions Applicable to Options.    The date on which Options become exercisable shall be determined at the sole and absolute discretion of the Administrator and set forth in an Award Agreement. However, in no event shall any Option vest before the first anniversary of the date of grant; provided that, if so determined by the Committee, an Option may fully or partially vest before such anniversary in the event of the Participant's death or disability or a Change in Control. Unless otherwise determined by the Administrator, an approved leave of absence or employment on a less than full-time basis shall not result in an adjustment to the vesting period and/or exercisability of an Option to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. In no event may any Option include a reload feature.

        (d)    Term of Options and Termination of Employment:    The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the Participant's Termination of Employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

          (1)    General.    If a Participant's Termination of Employment is for any reason other than the Participant's death, Disability, or termination for Cause, Options granted to the Participant may continue to be exercised in accordance with their terms for a period of ninety (90) days after such Termination of Employment, but only to the extent the Participant was entitled to exercise the Options on the date of such termination.

          (2)    Death.    If a Participant dies either while an employee or officer of the Company or a Subsidiary or member of the Board, or after the Termination of Employment other than for Cause but during the time when the Participant could have exercised an Option, the Options issued to such Participant shall become fully vested and exercisable by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant's death.

          (3)    Disability.    If a Participant's Termination of Employment is due to Disability, then all of the Participant's Options shall immediately fully vest, and the Options held by the Participant at the time of such Termination of Employment shall be exercisable by the Participant or the personal representative of such Participant for one year following such Termination of Employment.

          (4)    Termination for Cause.    If a Participant is terminated for Cause, the Participant shall have no further right to exercise any Options previously granted. The Administrator or one or more officers designated by the Administrator shall determine whether a termination is for Cause.

        (e)    Incentive Stock Options.    Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its corporate Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any corporate Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7.     Stock Appreciation Rights

        Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan ("tandem SARs") or not in conjunction with other Awards ("freestanding SARs") and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 (including, without limitation, the vesting provisions of Section 6(c)) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement.

8.     Restricted Stock and Restricted Stock Units

        (a)    Restricted Stock and Restricted Stock Unit Awards.    Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

        (b)    Contents of Agreement.    Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

        (c)    Vesting and Performance Criteria.    The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. However, in no event shall any shares of Restricted Stock or Restricted Stock Units vest before the first anniversary of the date of grant; provided that, if so determined by the Committee, shares of Restricted Stock and Restricted Stock Units may fully or partially vest before such anniversary in the event of the Participant's death or disability or a Change in Control. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

        (d)    Termination of Employment.    Unless the Administrator provides otherwise:

          (i)    General.    In the event of Termination of Employment for any reason other than death or Disability, any Restricted Stock or Restricted Stock Units still subject in full or in part to restrictions at the date of such Termination of Employment shall automatically be forfeited and returned to the Company.

          (ii)    Death or Disability.    In the event a Participant's Termination of Employment is because of death or Disability, the restrictions remaining on any or all Shares remaining subject to a Restricted Stock or Restricted Stock Unit Award shall lapse.

        (e)    Discretionary Adjustments and Limits.    Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as "performance-based compensation," notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the

Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

        (f)    Voting Rights.    Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company's stock ledger.

        (g)    Dividends and Distributions.    Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Notwithstanding anything herein to the contrary, in no event shall dividends, distributions or dividend equivalents be currently payable with respect to unvested or unearned Performance Awards.

        (h)    Payment of Restricted Stock Units.    In all events, unless payment with respect to a Restricted Stock Unit is deferred in a manner consistent with Section 409A of the Code, the Shares and/or cash underlying such Restricted Stock Unit shall be paid to the Participant no later than two and one-half months following the end of the year in which the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture.

        (i)    Legending of Restricted Stock.    The Administrator may also require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

    The shares represented by this certificate were issued subject to certain restrictions under the United Therapeutics Corporation 2015 Stock Incentive Plan (the "Plan"). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

9.     Stock Awards

        (a)    Grant.    Stock Awards may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Administrator. However, in no event shall any Stock Award vest before the first anniversary of the date of grant; provided that, if so determined by the Committee, a Stock Award may fully or partially vest before such anniversary in the event of the Participant's death or disability or a Change in Control.

        (b)    Rights as a Shareholder.    A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Award under this Section 9 upon the Participant becoming the holder of record of the Shares granted pursuant to such Stock Award; provided, that the Administrator may impose such restrictions on the assignment or transfer of Shares awarded pursuant to a Stock Award as it considers appropriate.

10.   Incentive Bonuses

        (a)    General.    Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

        (b)    Incentive Bonus Document.    Unless otherwise determined by the Administrator, the terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

        (c)    Performance Criteria.    The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 14(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code.

        (d)    Timing and Form of Payment.    The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event. In all events, unless payment of an Incentive Bonus is deferred in a manner consistent with Section 409A of the Code, any Incentive Bonus shall be paid to the Participant no later than two and one-half months following the end of the year in which the Incentive Bonus is no longer subject to a substantial risk of forfeiture.

        (e)    Discretionary Adjustments.    Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement or other document evidencing the Award, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

11.   Deferral of Awards

        The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole and absolute discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

12.   Conditions and Restrictions Upon Securities Subject to Awards

        The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its sole and absolute discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13.   Adjustment of and Changes in the Stock

        (a)    General.    The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares outstanding. Such adjustment shall be designed to comply with Sections 409A and 424 of the Code as applicable, or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company's securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

        In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected.

        No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 13. In case of any such adjustment, the Shares subject to the Award shall be rounded up to the nearest whole share for Awards other than Options and Stock Appreciation Rights, and shall be rounded down to the nearest whole Share with respect to Options and Stock Appreciation Rights. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 13 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

        (b)    Change in Control.    The Administrator may determine the effect of a Change in Control on outstanding Awards in a manner that, in the Administrator's discretion, is fair and equitable to Participants. Such effects, which need not be the same for every Participant, may include, without limitation: (x) the substitution for the Shares subject to any outstanding Award, or portion thereof, of stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, and/or (y) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change in Control in an amount equal to the value of the consideration to be received by holders of Shares in connection with such transaction for one Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Shares subject to such Award, or a portion thereof.

14.   Qualifying Performance-Based Compensation

        (a)    General.    The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criterion has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code.

        (b)    Qualifying Performance Criteria.    For purposes of this Plan, the term "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Administrator: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation, license fees, share-based compensation, and/or amortization, or other non-GAAP profitability measures), (ii) income, net income or operating income, (iii) revenues, (iv) net sales, (v) return on sales, (vi) return on equity, (vii) return on capital (including return on total capital or return on invested capital), (viii) return on assets or net assets, (ix) economic value added measurements, (x) return on invested capital, (xi) return on operating revenue, (xii) cash flow (before or after dividends), (xii) stock price, (xiv) total shareholder return, (xv) market capitalization, (xvi) economic value added, (xvii) debt leverage (debt to capital), (xviii) operating profit or net operating profit, (xix) operating margin or profit margin, (xx) cash from operations, (xxi) market share, (xxii) product development or release schedules, (xxiii) new product innovation, (xxiv) cost reductions, (xxv) customer service, or (xxvi) customer satisfaction. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criterion to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company's financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criterion to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, and (iv) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

15.   Transferability

        Unless the Administrator determines otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. To the extent permitted by the Administrator, the person to whom an Award is initially granted (the "Grantee") may transfer an Award to any "family member" of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended ("Form S-8")), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee's continued employment or service shall continue to be determined with reference to the Grantee's employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 15, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

16.   Suspension or Termination of Awards

        Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Company's chairman and co-chief executive officer or any other person designated by the Administrator (each such person, an "Authorized Officer") reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 16, the Authorized Officer, Administrator or the Board may suspend the Participant's rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

        If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an "Act of Misconduct"), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator's sole and absolute discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator.

17.   Compliance with Laws and Regulations

        This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant's name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

        In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole and absolute discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company's obligations with respect to tax equalization for Participants employed outside their home country.

18.   Withholding

        To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

19.   Administration of the Plan

        (a)    Administrator of the Plan.    The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that no such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

        (b)    Powers of Administrator.    Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 13; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company (provided that nothing in this Section 19(b) permits the Committee to provide that any Award may vest before the first anniversary of the date of grant other than in connection with the Participant's death or disability or a Change in Control); (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award (subject to the proviso in item (vii) of the immediately preceding sentence). Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, or similar transaction(s)), the Company may not, without obtaining shareholder approval: (w) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or

Stock Appreciation Rights; (x) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights; (y) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash or other securities; or (z) otherwise amend, exchange or reprice Options or Stock Appreciation Rights.

        (c)    Determinations by the Administrator.    All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

        (d)    Subsidiary Awards.    In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

        (e)    Indemnification of Administrator.    Neither any member nor former member of the Administrator nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Administrator shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Administrator's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any employee, officer, agent or expert employed or retained by the Administrator or the Company.

20.   Amendment of the Plan or Awards

        The Board may amend, alter or discontinue this Plan and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 13, no such amendment shall, without the approval of the shareholders of the Company:

          (a)   increase the maximum number of Shares for which Awards may be granted under this Plan;

          (b)   reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 6(a);

          (c)   amend the last sentence of Section 19(b) (relating to direct and indirect repricings of outstanding Options and Stock Appreciation Rights);

          (d)   amend the proviso in Section 19(b)(vii);

          (e)   extend the term of this Plan;

          (f)    change the class of persons eligible to be Participants;

          (g)   otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq Global Select Market listing requirements (or the listing requirements of any successor exchange or market that is the primary stock exchange or market for trading of Shares); or

          (h)   increase the individual maximum limits in Sections 5(c) and (d).

        No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder's consent, provided that no such consent shall be required if the Administrator determines in its sole and absolute discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. In addition, the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code, unless the Board expressly determines to amend the Plan to be subject to Section 409A of the Code.

21.   No Liability of Company

        The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

22.   Non-Exclusivity of Plan

        Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

23.   Governing Law

        This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24.   No Right to Employment, Reelection or Continued Service

        Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant's employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

25.   Unfunded Plan

        The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 022DYA 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . + A Proposals — THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW, AND A VOTE “FOR” THE APPROVAL OF PROPOSALS 2, 3 AND 4. For Against Abstain 2. Advisory resolution to approve executive compensation. 5. The transaction of such other business as may properly come before the meeting and any and all adjournments or postponements thereof. Should the undersigned be present and elect to vote at the annual meeting of shareholders or at any adjournment or postponement thereof and after notification to United Therapeutics Corporation at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. 4. Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation’s Independent Registered Public Accounting Firm for 2015. 1. Election of Directors: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ 01 - Katherine Klein 02 - Raymond Kurzweil 03 - Martine Rothblatt 04 - Louis Sullivan Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as the name(s) appears on this proxy card. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If shares are held jointly, each holder should sign. If shareholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. IMPORTANT ANNUAL MEETING INFORMATION 3. Approval of the United Therapeutics Corporation 2015 Stock Incentive Plan.

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Proxy for the 2015 Annual Meeting of Shareholders to be Held on June 26, 2015 This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Martine Rothblatt and Paul Mahon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of United Therapeutics Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of shareholders of our company to be held on June 26, 2015 at 9:00 a.m. local time at 55 T.W. Alexander Drive, Triangle Park, NC 27709, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGMENT. AT PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS. The undersigned acknowledges receipt from United Therapeutics Corporation prior to the execution of this proxy of the notice of annual meeting of shareholders, a Proxy Statement and a 2014 Annual Report on Form 10-K. PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY Proxy — UNITED THERAPEUTICS CORPORATION Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders The Proxy Statement and the 2014 Annual Report to Shareholders on Form 10-K are available at: http://ir.unither.com/annual-proxy.cfm